UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Genuine Parts Company

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GENUINE PARTS COMPANY
2999 Circle 75 Parkway
Atlanta, Georgia 30339

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

April 18, 2011

TO THE SHAREHOLDERS OF GENUINE PARTS COMPANY:

The 2011 Annual Meeting of Shareholders of Genuine Parts Company, a Georgia corporation, will be held at the Company’s headquarters, 2999 Circle 75 Parkway, Atlanta, Georgia, on Monday, the 18th day of April 2011, at 10:00 a.m., for the following purposes:

(1) To elect as directors the twelve nominees named in the attached proxy statement;

(2) To approve, by a non-binding advisory vote, the compensation of the Company’s executive officers;

(3) To recommend, by a non-binding advisory vote, the frequency of the advisory vote on the compensation of the Company’s executive officers;

(4) To re-approve the material terms of performance goals for qualified performance-based awards under the Genuine Parts Company 2006 Long-Term Incentive Plan;

(5) To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011; and

(6) To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

Information relevant to these matters is set forth in the attached proxy statement. Only holders of record of Common Stock at the close of business on February 10, 2011 will be entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 18, 2011.

The Proxy Statement and the 2010 Annual Report to Shareholders are available at
http://www.proxydocs.com/gpc

By Order of the Board of Directors,

CAROL B. YANCEY
Senior Vice President — Finance and
Corporate Secretary

Atlanta, Georgia
February 25, 2011

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE, OR YOU CAN VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

ANNUAL MEETING — APRIL 18, 2011	1
VOTING	1
PROPOSAL 1 — ELECTION OF DIRECTORS	2
CORPORATE GOVERNANCE	4
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	10
SECURITY OWNERSHIP OF MANAGEMENT	11
EXECUTIVE COMPENSATION	13
COMPENSATION DISCUSSION AND ANALYSIS	13
ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION	23
COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE REPORT	38
COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	38
COMPENSATION OF DIRECTORS	38
TRANSACTIONS WITH RELATED PERSONS	40
PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	40
PROPOSAL 3 — ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION	41
PROPOSAL 4 — RE-APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS FOR QUALIFIED PERFORMANCE-BASED AWARDS UNDER THE GENUINE PARTS COMPANY 2006 LONG-TERM INCENTIVE PLAN	41
PROPOSAL 5 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	44
AUDIT COMMITTEE REPORT	46
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	47
SOLICITATION OF PROXIES	47
HOUSEHOLDING OF ANNUAL MEETING MATERIALS	47
OTHER MATTERS	47
SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING	47

GENUINE PARTS COMPANY
2999 Circle 75 Parkway
Atlanta, Georgia 30339

PROXY STATEMENT

ANNUAL MEETING — APRIL 18, 2011

This proxy statement is being furnished to the shareholders of Genuine Parts Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s 2011 Annual Meeting of Shareholders to be held on Monday, April 18, 2011, at 10:00 a.m. local time and at any reconvened meeting following any adjournment thereof. The Annual Meeting will be held at the Company’s headquarters, 2999 Circle 75 Parkway, Atlanta, Georgia.

This proxy statement and the accompanying proxy card are first being mailed to shareholders and made available on our website on or about February 25, 2011. The Company’s 2010 annual report to the shareholders, including consolidated financial statements for the year ended December 31, 2010, is enclosed.

VOTING

Shareholders of record can simplify their voting and reduce the Company’s costs by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker (in “street name”), the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please mark your choices on the enclosed proxy card and then date, sign and return the proxy card at your earliest opportunity.

All proxies properly voted by telephone or the Internet and all properly executed written proxy cards that are delivered to the Company (and not later revoked) will be voted in accordance with instructions given in the proxy. When voting on the election of directors, you may (1) vote FOR all nominees listed in this proxy statement, (2) WITHHOLD AUTHORITY to vote for all nominees, or (3) WITHHOLD AUTHORITY to vote for one or more nominees but vote FOR the other nominees. When voting on the approval of the Company’s executive compensation program, the re-approval of the material terms of performance goals for qualified performance-based awards under the Genuine Parts Company 2006 Long-Term Incentive Plan, and the ratification of the selection of independent auditors, you may vote FOR or AGAINST the proposal or you may ABSTAIN from voting. When voting on the frequency of advisory votes on executive compensation, you may recommend that a vote should occur (1) EVERY YEAR, (2) EVERY TWO YEARS, or (3) EVERY THREE YEARS, or (4) you may ABSTAIN from voting.

If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted FOR all nominees to the Board of Directors listed in this proxy statement, FOR the proposal to approve the Company’s executive compensation program, FOR an advisory vote on executive compensation to occur EVERY YEAR, FOR the re-approval of the material terms of performance goals for qualified performance-based awards under the Genuine Parts Company 2006 Long-Terms Incentive Plan, and FOR the ratification of the selection of independent auditors for the fiscal year ending December 31, 2011. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this proxy statement and the accompanying Notice of 2011 Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented thereby in their discretion.

If you hold your shares in street name and you do not instruct your bank or brokerage firm how to vote your shares at least ten days before the date of the Annual Meeting, your bank or brokerage firm cannot vote your shares (referred to as “broker non-votes”) without instructions from you on the following proposals: “Proposal 1 — Election of

Directors,” “Proposal 2 — Advisory Vote on Executive Compensation,” “Proposal 3 — Advisory Vote on Frequency of Advisory Shareholder Vote on Executive Compensation,” or “Proposal 4 — Re-approval of the Material Terms of Performance Goals for Qualified Performance-Based Awards under the Genuine Parts Company 2006 Long-Term Incentive Plan,” and such shares will be considered “broker non-votes” and will not affect the outcome of these votes. However, your bank or brokerage firm may vote your shares in its discretion on “Proposal 5 — Ratification of Selection of Independent Auditors.”

A shareholder of record who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting. Such revocation may be by delivery of written notice to the Corporate Secretary of the Company at the Company’s address shown above, by delivery of a proxy bearing a later date (including a later vote by telephone or the Internet), or by voting in person at the Annual Meeting. Street name holders may revoke their proxies prior to the Annual Meeting by following the procedures specified by their bank or brokerage firm.

Only holders of record of the Company’s Common Stock at the close of business on the record date for the Annual Meeting, which is February 10, 2011, are entitled to vote at the Annual Meeting. Persons who hold shares of Common Stock in street name as of the record date may vote at the Annual Meeting only if they hold a valid proxy from their bank or brokerage firm. At the close of business on February 10, 2011, the Company had outstanding and entitled to vote at the Annual Meeting 157,656,559 shares of Common Stock.

On each proposal presented for a vote at the Annual Meeting, each shareholder is entitled to one vote per share of Common Stock held as of the record date. A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. Shares represented at the Annual Meeting that are abstained or withheld from voting and broker non-votes will be considered present for purposes of determining a quorum at the Annual Meeting. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.

The vote required for (1) the election of directors, (2) the advisory vote on executive compensation, (3) the re-approval of the material terms of performance goals for qualified performance-based awards under the Genuine Parts Company 2006 Long-Term Incentive Plan, and (4) the ratification of the selection of independent auditors is the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote which are represented at the Annual Meeting. Because votes withheld and abstentions will be considered as present and entitled to vote at the Annual Meeting but will not be voted “for” these proposals, they will have the same effect as votes “against” these proposals. The vote required to determine the frequency of advisory shareholder votes on executive compensation is a plurality of votes cast, which means that the frequency option that receives the most affirmative votes of all the votes cast is the one that will be deemed approved by the shareholders. Abstentions will not affect the outcome of this proposal.

Although the advisory votes on executive compensation and on the frequency of the advisory vote on executive compensation are non-binding as provided by law, the Company’s Board of Directors will review the results of the votes and take them into account in making future determinations concerning executive compensation and the frequency of the advisory vote.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of thirteen directorships. Mr. Larry L. Prince has reached mandatory retirement age for the Board and therefore will not stand for re-election at the 2011 Annual Meeting. The Board of Directors, based on the recommendation of its Compensation, Nominating and Governance Committee, has nominated the twelve directors named below to serve until the 2012 Annual Meeting and the election and qualification of their successors.

In the event that any nominee is unable to serve (which is not anticipated), the Board of Directors may:

•	designate a substitute nominee, in which case the persons designated as proxies will cast votes for the election of such substitute nominee;

•	allow the vacancy to remain open until a suitable candidate is located and nominated; or

•	adopt a resolution to decrease the authorized number of directorships.

If any incumbent director nominee in an uncontested election should fail to receive the required affirmative vote of the holders of a majority of the shares present or represented at the Annual Meeting, under Georgia law, the director remains in office as a “holdover” director until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office or death. In the event of a holdover director, the Board of Directors in its discretion may request the director to resign from the Board. If the director resigns, the Board of Directors may:

•	immediately fill the resulting vacancy;

•	allow the vacancy to remain open until a suitable candidate is located and appointed; or

•	adopt a resolution to decrease the authorized number of directorships.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

Set forth below is certain information about each of the twelve nominees for director. For additional information about the nominees, including the experience, qualifications, attributes and skills that our Board believes makes them well qualified to serve as directors, as well as information about our director independence requirements, our director nominating process, our board leadership structure and other corporate governance matters, see “Corporate Governance” below.

NOMINEES FOR DIRECTOR

Director
Name, Principal Occupation, Certain Other Current and Past Directorships and Age	Since

Dr. Mary B. Bullock is President Emerita of Agnes Scott College in Atlanta, Georgia and visiting part-time professor at Emory University. Dr. Bullock retired in August 2006 as President of Agnes Scott College, a position she held since 1995. Dr. Bullock is 66.	2002
Jean Douville is the Chairman of the Board of Directors of our wholly-owned subsidiary, UAP Inc., having been a director since 1981 and Chairman since 1992. He served as President of UAP Inc. from 1981 through 2000 and as Chief Executive Officer from 1982 through 2000. UAP Inc. is a distributor of automotive replacement parts headquartered in Montreal, Quebec, Canada. Mr. Douville is Chairman of the Board of Banque Nationale du Canada and a director of Richelieu Hardware Ltd. Mr. Douville is 67.	1992
Thomas C. Gallagher has been President of the Company since 1990, Chief Executive Officer since August 2004 and Chairman of the Board since February 2005. Mr. Gallagher served as Chief Operating Officer of the Company from 1990 until August 2004. Mr. Gallagher previously served as a director of Oxford Industries, Inc. and STI Classic Funds. Mr. Gallagher is 63.	1990
George C. “Jack” Guynn retired in October 2006 as President and CEO of the Federal Reserve Bank of Atlanta, where he worked his entire career. Mr. Guynn is a director of Oxford Industries, Inc. and Acuity Brands. Mr. Guynn is also a trustee of Ridgeworth Investments. Mr. Guynn is 68.	2006
John R. Holder is Chairman and Chief Executive Officer of Holder Properties, a commercial and residential real estate development, leasing, and management company based in Atlanta. Mr. Holder has held the position of Chairman since 1989 and Chief Executive Officer since 1980. He is also a director of Oxford Industries, Inc. Mr. Holder was elected to serve on our Board of Directors on February 21, 2011. Mr. Holder is 56.	2011

Director
Name, Principal Occupation, Certain Other Current and Past Directorships and Age	Since

John D. Johns is Chairman, President and Chief Executive Officer of Protective Life Corporation in Birmingham, Alabama and serves as a director of Protective Life and Annuity Insurance Company and Protective Life Insurance Company, two of Protective Life Corporation’s subsidiaries. Mr. Johns has served as President and Chief Executive Officer of Protective Life Corporation since January 2002 and became Chairman in January 2003. He served as President and Chief Operating Officer of Protective Life from August 1996 through December 2001, and from October 1993 through August 1996 he served as Executive Vice President and Chief Financial Officer. Mr. Johns also serves as a director of Alabama Power Company and previously served as a director of Alabama National BanCorporation and John H. Harland Company. Mr. Johns is 59.
2002
Michael M.E. Johns, M.D. is Chancellor, Emory University, a position he has held since October 2007. From June 1996 to October 2007, Dr. Johns served as Executive Vice President for Health Affairs, Emory University; Chief Executive Officer of the Robert W. Woodruff Health Sciences Center; and Chairman of Emory Healthcare, Emory University. From 1990 to June 1996, Dr. Johns served as Dean of the School of Medicine, Johns Hopkins University. Dr. Johns is also a director of Johnson & Johnson and AMN Healthcare. Dr. Johns is 69.	2000
J. Hicks Lanier has served as Chief Executive Officer and Chairman of the Board of Oxford Industries, Inc. since 1981 and as a director of Oxford Industries, Inc. since 1969. Mr. Lanier served as President of Oxford Industries, Inc. from 1977 to 2003. Oxford Industries, Inc. is an apparel manufacturer headquartered in Atlanta, Georgia. Mr. Lanier is also a director of SunTrust Banks, Inc. and previously served as a director of Crawford & Company. Mr. Lanier is 70.	1995
Robert C. Loudermilk, Jr. has served as President of Aaron’s Inc. since 1997, as Chief Executive Officer since 2008, and as a Director since 1983. He has served in various positions since joining Aaron’s as an Assistant Store Manager in 1985, including Chief Operating Officer from 1997 until 2008. Mr. Loudermilk was elected to serve on our Board of Directors on August 16, 2010. Mr. Loudermilk is 51.	2010
Wendy B. Needham was Managing Director, Global Automotive Research for Credit Suisse First Boston from August 2000 to June 2003, and a Principal, Automotive Research, for Donaldson, Lufkin and Jenrette from 1994 to 2000. Ms. Needham previously served as a Director of Asahi Tec and Metaldyne Corporation. Ms. Needham is 58.	2003
Jerry W. Nix has been the Vice Chairman of the Board of Directors since November 2005. He is Executive Vice President-Finance and Chief Financial Officer of the Company, a position he has held since 2000. Previously, Mr. Nix held the position of Senior Vice President-Finance from 1990 until February 2000. Mr. Nix is 65.	2005
Gary W. Rollins has served as President and Chief Operating Officer since 1984 and Chief Executive Officer since 2001 of Rollins, Inc., a national provider of consumer services headquartered in Atlanta, Georgia. Mr. Rollins is a director of Rollins, Inc. and two of its related companies, RPC, Inc. and Marine Products Corporation. Mr. Rollins is 66.	2005

CORPORATE GOVERNANCE

Independent Directors

The Company’s Common Stock is listed on the New York Stock Exchange. The NYSE requires that a majority of the directors, and all of the members of certain committees of the board of directors be “independent directors,” as defined in the NYSE corporate governance standards. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that nine of the Company’s thirteen current directors have no other direct or indirect relationships with the Company and therefore are independent directors on the basis of the NYSE corporate governance standards and an analysis of all facts specific to each director. The independent directors are Mary B. Bullock, George C. “Jack” Guynn, John R. Holder, John D. Johns, Michael M. E. Johns, M.D., J. Hicks Lanier, Robert C. Loudermilk, Wendy B. Needham and Gary W. Rollins.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines, as well as the charters of the Compensation, Nominating and Governance Committee and the Audit Committee, are available on the Company’s website at www.genpt.com.

Non-Management Director Meetings and Presiding Independent Director

Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet separately from the other directors in regularly scheduled executive sessions at least annually and at such other times as may be scheduled by the Chairman of the Board or by the presiding independent director or as may be requested by any non-management director.

The independent directors serving on the Company’s Board of Directors have appointed J. Hicks Lanier to serve as the Board’s presiding independent director. As the presiding independent director, Mr. Lanier presides at all meetings of non-management and independent directors and serves as a liaison between the Chief Executive Officer and the non-management and independent directors. During 2010, the independent directors held four meetings without management. Mr. Lanier presided over all of these meetings.

Board Leadership Structure

As is common practice among public companies in the United States, the Board has appointed the Company’s Chief Executive Officer to serve as Chairman of the Board. In his position as CEO, Mr. Gallagher has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In his role as Chairman of the Board, he sets the strategic priorities for the Board (with input from the presiding independent director), presides over its meetings and communicates its strategic findings and guidance to management. The Board believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying the Company’s strategy behind a single vision. In addition, we have found that our CEO is the most knowledgeable member of the Board regarding risks the Company may be facing and, in his role as Chairman, is able to facilitate the Board’s oversight of such risks.

As noted earlier, the independent directors have appointed a presiding independent director, which provides balance to the Board’s structure. With a supermajority of independent directors, an Audit Committee and a Compensation, Nominating and Governance Committee each comprised entirely of independent directors, and a presiding independent director to oversee all meetings of the non-management directors, the Company’s Board of Directors is comfortable that its existing leadership structure provides for an appropriate balance that best serves the Company and its shareholders. The Board of Directors periodically reviews its leadership structure to ensure that it remains the optimal structure for our Company and our shareholders.

Director Nominating Process

Shareholders may recommend a director nominee by writing to the Corporate Secretary specifying the nominee’s name and the other required information set forth in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.genpt.com. All recommendations should include the written consent of the nominee to be nominated for election to the Company’s Board of Directors. To be considered, recommendations must be received by the Company at least 120 calendar days prior to the date of the Company’s proxy statement for the prior year’s Annual Meeting of Shareholders and include all required information to be considered. In the case of the 2012 Annual Meeting of Shareholders, this deadline is October 28, 2011. All recommendations will be brought to the attention of the Compensation, Nominating and Governance Committee.

The Company’s Board of Directors has established the following process for the identification and selection of candidates for director. The Compensation, Nominating and Governance Committee, in consultation with the Chairman of the Board, annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board to determine whether the Board would better be enhanced by the addition of one or more directors. This review includes, among other relevant factors in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills. With regard to diversity, the Board and the Compensation, Nominating and Governance Committee believe that sound governance of the Company in an increasingly complex international marketplace requires a wide range of viewpoints. As a result, although the Board does not have a formal policy regarding Board diversity, the Board and the Committee believe that the Board should be comprised of a well-balanced group of individuals with diverse backgrounds, educations, experiences and skills that contribute to board diversity, and the Compensation, Nominating and Governance Committee considers such factors when reviewing potential candidates.

If the Compensation, Nominating and Governance Committee determines that adding a new director is advisable, the Committee initiates a search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. The Compensation, Nominating and Governance Committee considers all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates is presented to the Compensation, Nominating and Governance Committee, and the Committee evaluates the candidates based on the needs of the Board at that time. Potential candidates are evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Compensation, Nominating and Governance Committee, another director, Company management, a search firm or another third party. The Compensation, Nominating and Governance Committee then submits any recommended candidate(s) to the full Board of Directors for approval and recommendation to the shareholders.

The Company’s Board of Directors is comprised of individuals with diverse experience at policy-making levels in a variety of businesses, as well as in education and non-profit organizations in areas that are relevant to the Company’s activities. Each director was nominated on the basis of the unique experience, qualifications, attributes and skills that he or she brings to the Board, as well as how those factors blend with those of the others on the Board as a whole. On an individual basis:

•	Dr. Bullock brings to the Board her extensive experience with work force issues and strategic planning gained during her tenure as president of an independent national liberal arts college for women.

•	Mr. Douville brings both management and industry experience as a former CEO and current Chairman of UAP/NAPA Canada, our Canadian subsidiary. In addition, as the chairman of a major Canadian bank, he is able to share his insights into international and other macro-economic trends.

•	Mr. Gallagher has 40 years of operating experience with the Company and brings insight into all aspects of our business due to both his current role and his history with the Company. Mr. Gallagher’s leadership, together with the skills and knowledge of the industry and the Company gained in his tenure here, has been instrumental in the growth and success of the Company.

•	Mr. Guynn’s prior role as President and CEO of the Federal Reserve Bank of Atlanta provides the Board with information and insight into areas of government relations and regulatory issues. In addition, Mr. Guynn’s financial and accounting experience with the Federal Reserve, as well as his experience as a member of the audit committees of other public company boards, is a great asset to the Audit Committee.

•	Mr. Holder brings to the Board his strategic leadership in the growth of Holder Properties, which has been involved in the development of over 10 million square feet of real estate totaling in excess of $1.5 billion, as well as his extensive involvement in the areas of financial and marketing management. His service as the Chairman and CEO of Holder Properties, together with various board affiliations which include civic organizations, has given him leadership experience, business acumen and financial literacy beneficial to our Board.

•	Mr. Johns brings experience in running every aspect of a public company, including his current position as the Chairman, CEO and President of a public company and previous experience as a COO, CFO and General Counsel of NYSE-listed public companies. Mr. Johns also has experience as a director of other public company boards.

•	Dr. Johns has served in numerous senior leadership positions at some of the nation’s most prestigious academic institutions, hospitals and health care organizations. His involvement in strategic planning and management at these diverse organizations adds a unique perspective to the Board. Dr. Johns also brings experience as a director of other public company boards.

•	Mr. Lanier has served as CEO of an NYSE-listed public company since 1981 and has served on the boards of 6 publicly traded companies over the last 30 years. Mr. Lanier’s long and varied business career, including service as Chairman and CEO of a large, publicly-traded company, well qualify him to serve on the Company’s Board.

•	Mr. Loudermilk has over 25 years of experience working with a public company in various positions and over 10 years as an experienced senior executive. Mr. Loudermilk’s operational, financial and management expertise and expansive knowledge of a similar line of business are a significant contribution to the Board.

•	Ms. Needham offers extensive knowledge and understanding of the U.S. and international auto industries as a former managing director of global automotive research at a world-wide financial services company. Throughout her career she has analyzed the financial performance and strategies of public companies in the global auto industry and brings this experience to bear as the Chair of the Company’s Audit Committee.

•	Mr. Nix has served in key financial positions within the Company over the past 20 years and as the Company’s CFO for the last 11 years, providing him with extensive knowledge of the Company’s business and financial position. He also oversees the Company’s legal, human resources, logistics, construction, real estate and technology functions. With this knowledge and experience, Mr. Nix provides the Board with essential information that enables a better understanding of the business and financial risks facing the Company.

•	Mr. Rollins offers experience as the CEO of a publicly traded NYSE-listed company, as well as specific expertise in the service industry. Mr. Rollins also brings extensive experience as a director of other NYSE-listed companies.

Communications with the Board

The Company’s Corporate Governance Guidelines provide for a process by which shareholders or other interested parties may communicate with the Board, a Board committee, the presiding independent director, the non-management directors as a group, or individual directors. Shareholders or other interested parties who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Corporate Secretary, Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339. This information is also available on the Company’s website at www.genpt.com. All communications will be compiled by the Secretary of the Company and forwarded to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication shall be forwarded to all members of the Board of Directors.

Annual Performance Evaluations

The Company’s Corporate Governance Guidelines provide that the Board of Directors shall conduct an annual evaluation to determine, among other matters, whether the Board and the Committees are functioning effectively. The Audit Committee and the Compensation, Nominating and Governance Committee are also required to each conduct an annual self-evaluation. The Compensation, Nominating and Governance Committee is responsible for overseeing this self-evaluation process. The Board, Audit Committee and Compensation, Nominating and Governance Committee each conducted an annual self-evaluation process during 2010.

Board Oversight of Risk

The Company’s Board of Directors recognizes that, although risk management is primarily the responsibility of the Company’s management team, the Board plays a critical role in the oversight of risk. The Board believes that an important part of its responsibilities is to assess the major risks the Company faces and review the Company’s options for monitoring and controlling these risks. The Board assumes responsibility for the Company’s overall risk assessment.

The Board as a whole examines specific business risks in its regular reviews of the individual business units and also on a Company-wide basis as part of its regular strategic reviews. In addition to periodic reports from two committees (discussed below) about risks, the Board receives presentations throughout the year from various business units that include discussion of significant risks specific to their business unit as necessary. Periodically, at Board meetings, management discusses matters of particular importance or concern, including any significant areas of risk requiring Board attention.

The Audit Committee has specific responsibility for oversight of risks associated with financial accounting and audits, as well as internal control over financial reporting. This includes the Company’s risk assessment and management policies, the Company’s major financial risk exposure and the steps taken by management to monitor and mitigate such exposure.

The Compensation, Nominating and Governance Committee oversees the risks relating to the Company’s compensation policies and practices as well as management development and leadership succession in the Company’s various business units.

The Compensation, Nominating and Governance Committee reviewed with management the design and operation of the Company’s incentive compensation arrangements for all managers, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. In advance of such review, the Company identified certain internal and external factors that comprise the Company’s primary business risks, and management compiled an inventory of incentive compensation arrangements applicable to the Company’s key employees, which were then summarized for the Compensation, Nominating and Governance Committee and reviewed for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate the identified business risks.

In conducting this assessment, the Compensation, Nominating and Governance Committee considered the performance objectives and target levels used in connection with these incentive awards and also the features of the Company’s compensation program that are designed to mitigate compensation-related risk. Based on such assessment, the Compensation, Nominating and Governance Committee concluded that the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct and Ethics for Employees, Contract and/or Temporary Workers, Officers and Directors and a Code of Conduct and Ethics for Senior Financial Officers, both of which are available on the Company’s website at www.genpt.com. These Codes of Conduct and Ethics comply with NYSE and Securities and Exchange Commission (the “SEC”) requirements, including procedures for the confidential, anonymous submission by employees or others of any complaints or concerns about the Company or its accounting, internal accounting controls or auditing matters. The Company will post any amendments to or waivers from the Code of Conduct and Ethics (to the extent applicable to the Company’s executive officers and directors) on its website.

Board Attendance

The Company’s Corporate Governance Guidelines provide that all directors are expected to attend all meetings of the Board and committees on which they serve and are also expected to attend the Annual Meeting of Shareholders. During 2010, the Board of Directors held four meetings. All of the directors attended all of the Board of Directors meetings and meetings of committees of the Board on which they served with the exception of one director, who attended 75% of the Board and Committee meetings. All of the Company’s directors were in attendance at the Company’s 2010 Annual Meeting.

Board Committees

The Board presently has three standing committees. Information regarding the functions of the Board’s committees, their present membership and the number of meetings held by each committee during 2010 is set forth below:

Executive Committee.  The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the Executive Committee are Larry L. Prince (Chair), Thomas C. Gallagher, J. Hicks Lanier and Gary W. Rollins. During 2010, this committee held five meetings. Effective as of the date of the 2011 Annual Meeting, Mr. Prince will retire as a director and will no longer serve on the Executive Committee.

Audit Committee.  The Audit Committee’s main role is to assist the Board of Directors with oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. As part of its duties, the Audit Committee assists in the oversight of (a) management’s assessment of, and reporting on, the effectiveness of internal control over financial reporting, (b) the independent auditor’s integrated audit, which includes expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, (c) the independent auditor’s audit of the Company’s internal control over financial reporting which includes expressing an opinion on the effectiveness of the Company’s internal control over financial reporting and (d) the Company’s risk assessment and risk management. (See “Board Oversight of Risk” above.) The Audit Committee oversees the Company’s accounting and financial reporting process and has the authority and responsibility for the appointment, retention and oversight of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The Audit Committee annually reviews and approves the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the audit engagement, reviews the scope and results of the Company’s procedures for internal auditing and monitors the design and maintenance of the Company’s internal accounting controls. The Audit Committee Report appears later in this proxy statement. A current copy of the written charter of the Audit Committee is available on the Company’s website at www.genpt.com.

The current members of the Audit Committee are Wendy B. Needham (Chair), Mary B. Bullock, George C. Guynn, Michael M.E. Johns and Robert C. Loudermilk, Jr. All members of the Audit Committee are independent of the Company and management, as required by section 303A.06 of the New York Stock Exchange listing standards and SEC Rule 10A-3. The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the NYSE corporate governance listing standards. During 2010, the Audit Committee held five meetings.

The Board of Directors has determined that Mr. Guynn and Ms. Needham meet the requirements adopted by the SEC for qualification as an “audit committee financial expert.” Mr. Guynn retired in 2006 as President and CEO of the Federal Reserve Bank of Atlanta, where he worked his entire career. In such capacity, Mr. Guynn has experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions and other relevant experience. Ms. Needham was formerly Managing Director, Global Automotive Research for Credit Suisse First Boston from August 2000 to June 2003. Prior to that, Ms. Needham was a Principal, Automotive Research for Donaldson, Lufkin & Jenrette for six years. In both of these positions, Ms. Needham actively reviewed financial statements and prepared various financial analyses and evaluations of such financial statements and related business operations.

Compensation, Nominating and Governance Committee.  The Compensation, Nominating and Governance Committee is responsible for (a) determining and evaluating the compensation of the Chief Executive Officer and other executive officers and key employees and approving and monitoring our executive compensation plans, policies, and programs, (b) identifying and evaluating potential nominees for election to the Board and recommending candidates for consideration by the Board and shareholders, (c) developing and recommending to the Board a set of Corporate Governance Guidelines, as well as periodically reevaluating those Corporate Governance Guidelines, and (d) overseeing the evaluation of the Board of Directors and management. The Committee also periodically reviews and evaluates the risk involved in the Company’s compensation policies and practices and the relationship of such policies and practices to the Company’s overall risk and management of that risk. The Committee has and may exercise the authority of the Board of Directors as specified by the Board and to the extent permitted under the Georgia Business Corporation Code, and the Committee has the authority to delegate its duties and responsibilities to subcommittees as it deems necessary and advisable. A description of the Committee’s policy regarding director candidates nominated by shareholders appears in “Director Nominating Process” above.

From January 1, 2010 through November 14, 2010, the Committee independently retained a compensation consultant, Hewitt Associates (as of October 1, 2010, AON Hewitt), to assist it in its deliberations regarding executive compensation. From November 15, 2010 through December 31, 2010, the Committee independently retained Meridian Compensation Partners, LLC to assist it with respect to executive compensation matters. In both cases, the mandate of the consultant was to serve the Company and work for the Committee in its review of executive compensation practices, including the competitiveness of pay levels, design issues, market trends and technical considerations.

In 2010, Hewitt assisted the Committee with the development of competitive market data and a related assessment of the Company’s executive compensation levels, design of long-term incentive grants and reporting of executive compensation under the SEC’s proxy disclosure rules. Our Chairman, President and Chief Executive Officer, with input from our Senior Vice President — Human Resources and Hewitt, recommended to the Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior executives. The Committee considered, discussed, modified as appropriate, and took action on such proposals. The Committee has agreed that Meridian will play a similar role for 2011.

The Company’s management also retained Hewitt Associates for record-keeping services related to the Company’s retirement benefit plans and AON Hewitt for brokerage services. Neither the Board nor the Compensation, Nominating and Governance Committee was involved in management’s decision to retain Hewitt Associates or AON Hewitt for these record-keeping and brokerage services when such services began in April 2005 (for recordkeeping) and 1978 (for brokerage services). During 2010, the Company paid Hewitt Associates approximately $123,000 for executive compensation consulting and $2.8 million for fees related to retirement benefits plans and paid AON Hewitt approximately $340,000 for brokerage services.

The current members of the Compensation, Nominating and Governance Committee are J. Hicks Lanier (Chair), John D. Johns, Michael M.E. Johns, M.D. and Gary W. Rollins. All members of the Compensation, Nominating and Governance Committee are independent of the Company and management, as required by Sections 303A.04 and 303A.05 of the NYSE listing standards. During 2010, the Compensation, Nominating and Governance Committee held four meetings. A current copy of the written charter of the Compensation, Nominating and Governance Committee is available on the Company’s website at www.genpt.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of February 10, 2011, as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company.

		Shares
		Beneficially	Percent
Title of Class	Name and Address of Beneficial Owner	Owned	of Class

Common Stock, $1.00 par value	Blackrock, Inc. 40 East 52nd Street New York, NY 10022	8,757,758 (1)	5.6%

(1)	This information is based upon information included in a Schedule 13G filed on February 4, 2011 by Blackrock, Inc. Blackrock, Inc. reports sole voting power with respect to all 9,125,926 shares and sole dispositive power with respect to all 8,757,758 shares. According to the filing, the reported shares are held by Blackrock, Inc. through subsidiaries.

SECURITY OWNERSHIP OF MANAGEMENT

Based on information provided to the Company by the named persons, set forth in the table below is information regarding the beneficial ownership of Common Stock of the Company held by the Company’s directors and nominees for director, the named executive officers (as defined in “Executive Compensation” below) and all directors, nominees for director and executive officers of the Company as a group as of February 10, 2011:

	Shares of		Percentage of
	Common Stock		Common Stock
Name	Beneficially Owned(1)		Outstanding

Mary B. Bullock	16,222	(2)	*
R. Bruce Clayton	3,159,255	(3)	2.0%
Paul D. Donahue	129,527	(4)	*
Jean Douville	5,091	(5)	*
Thomas C. Gallagher	931,526	(6)	*
George C. “Jack” Guynn	6,598	(7)	*
John R. Holder	500		*
John D. Johns	22,252	(8)	*
Michael M. E. Johns, M.D.	28,747	(9)	*
J. Hicks Lanier	53,727	(10)	*
Robin C. Loudermilk, Jr.	393	(11)	*
Wendy B. Needham	11,157	(12)	*
Jerry W. Nix	3,380,546	(13)	2.1%
Larry L. Prince	414,387	(14)	*
Gary W. Rollins	41,915	(15)	*
Robert J. Susor	1,281,474	(16)	*
Directors, Nominees and Executive Officers as a Group (16 persons)	5,289,322	(17)	3.4%

*	Less than 1%.

(1)	Information relating to the beneficial ownership of Common Stock by directors, nominees for director and executive officers is based upon information furnished by each such individual using “beneficial ownership” concepts set forth in rules promulgated by the SEC. Except as indicated in other footnotes to this table, directors, nominees and executive officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director’s, nominee’s or executive officer’s immediate family or trusts or foundations established by them have a beneficial interest and as to which the director, nominee or executive officer disclaims beneficial ownership.

(2)	Includes (i) 7,385 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement and (ii) 6,376 shares of Common Stock equivalents held in Ms. Bullock’s stock account under the Directors’ Deferred Compensation Plan. See “Compensation of Directors.”

(3)	Includes 40,117 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 10, 2011. Also includes 2,016,931 shares held in trust for Company employees under the Company’s Pension Plan for which Mr. Clayton is one of four trustees and 1,088,532 shares held in a benefit fund for Company employees of which Mr. Clayton is one of four trustees. Mr. Clayton disclaims beneficial ownership as to all such shares held in both trusts. Does not include 1,291 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Clayton.

(4)	Includes 121,186 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 10, 2011. Does not include 2,852 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Donahue.

(5)	Includes 2,841 shares of Common Stock equivalents held in Mr. Douville’s stock account under the Directors’ Deferred Compensation Plan.

(6)	Includes (i) 568,000 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 10, 2011, and (ii) 946 shares owned jointly by Mr. Gallagher and his wife. Does not include 9,224 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Gallagher.

(7)	Includes 5,598 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement.

(8)	Includes (i) 7,385 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 10,318 shares of Common Stock equivalents held in Mr. Johns’ stock account under the Directors’ Deferred Compensation Plan, and (iii) 2,053 shares owned by Mr. Johns’ wife, as to which Mr. Johns disclaims beneficial ownership.

(9)	Includes (i) 3,000 shares subject to stock options that are exercisable currently or within 60 days after February 10, 2011, (ii) 7,385 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (iii) 14,885 shares of Common Stock equivalents held in Dr. Johns’ stock account under the Directors’ Deferred Compensation Plan.

(10)	Includes (i) 3,000 shares subject to stock options that are exercisable currently or within 60 days after February 10, 2011, (ii) 7,385 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (iii) 2,400 shares held by a trust for the benefit of Mr. Lanier as to which Mr. Lanier has sole voting power and the ability to veto investment decisions made by the trustee. Also includes 9,900 shares held in four trusts for the benefit of Mr. Lanier’s siblings for which Mr. Lanier has sole voting power and the ability to veto investment decisions made by the trustees, 2,250 shares owned by Oxford Industries Foundation as to which Mr. Lanier has shared voting and investment power, and 24,831 shares held by a charitable foundation for which Mr. Lanier is one of six trustees and thereby has sole voting and shared investment power. Mr. Lanier disclaims beneficial ownership as to the shares held in such trusts and foundations.

(11)	Includes 393 shares of Common Stock equivalents held in Mr. Loudermilk’s stock account under the Directors’ Deferred Compensation Plan.

(12)	Includes (i) 7,385 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 1,098 shares held jointly by Ms. Needham and her husband.

(13)	Includes 197,950 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 10, 2011. Also includes 2,016,931 shares held in trust for Company employees under the Company’s Pension Plan for which Mr. Nix is one of four trustees and 1,088,532 shares held in a benefit fund for Company employees of which Mr. Nix is one of four trustees. Mr. Nix disclaims beneficial ownership as to all such shares held in both trusts. Does not include 4,289 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Nix.

(14)	Includes (i) 7,385 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by means of retirement, and (ii) 25,000 shares held by Mr. Prince’s wife. Mr. Prince disclaims beneficial ownership as to all such shares held by his wife.

(15)	Includes (i) 7,385 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 34,030 shares held in a charitable foundation for which Mr. Rollins is a trustee and thereby has shared voting and investment power. Mr. Rollins disclaims beneficial ownership as to all such shares held in trust.

(16)	Includes (i) 128,600 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 10, 2011, and (ii) 688 shares owned jointly by Mr. Susor and his wife. Also includes 1,088,532 shares held in a benefit fund for Company employees of which Mr. Susor is one of four trustees. Mr. Susor disclaims beneficial ownership as to all such shares held in trust. Does not include 4,073 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Susor.

(17)	Includes (i) 1,119,146 shares or rights issuable to certain executive officers and directors upon the exercise of options, stock appreciation rights and restricted stock units that are exercisable currently, (ii) 2,016,931 shares held in trust for Company’s employees under the Company’s Pension Plan, (iii) 1,088,532 shares held in a benefit fund for Company employees; and (iv) 34,813 shares held as Common Stock equivalents in directors’ stock accounts under the Directors’ Deferred Compensation Plan.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we will give an overview and analysis of our executive compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Additional Information Regarding Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in 2010 to the following individuals, whom we refer to as our named executive officers:

•	Thomas C. Gallagher, Chairman, President and Chief Executive Officer

•	Jerry W. Nix, Vice Chairman and Chief Financial Officer

•	Paul D. Donahue, Executive Vice President and President — U.S. Automotive Parts Group

•	Robert J. Susor, Executive Vice President

•	R. Bruce Clayton, Senior Vice President — Human Resources

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

2010 In Brief

During 2010, the Compensation, Nominating and Governance Committee actions and our pay-for-performance program operated such that compensation actually earned by executives reflected the performance of the Company in an economic environment that continues to be challenging but in which we were able to achieve significant successes. Highlights for 2010 were:

•	Revenues were up 11% and were 106% of our target; earnings were up 19% and were 117% of our target.

•	Our total shareholder return was 40.5%.

•	Modest base salary increases were made effective April 1, 2010, three months later than normal in recognition of the economic environment at the beginning of 2010. Base salary increases had not been made since January 1, 2008 — with the exception of a promotion recognition for Mr. Donahue in 2009.

•	Maximum 2010 annual incentive awards were earned based on performance that exceeded 110% of annual performance goals for Messrs. Gallagher, Nix and Clayton.

•	2010 annual incentive awards for Messrs. Donahue and Susor were earned primarily based on performance that exceeded 100% of their sales goal and 99% of their pre-tax profit goal. Additional goals pertaining to inventory, accounts receivable, and expense control were either met or exceeded in 2010 when compared to 2009.

•	Long-term incentive awards (stock appreciation rights and performance-based restricted stock units) were granted to our executive officers in 2010 at 75% to 80% of the levels granted in 2008, after no grants were made in 2009.

•	The performance restricted stock units granted in early 2010 were earned at 100% of target for Messrs. Gallagher, Nix and Clayton and at 99% of target for Messrs. Donahue and Susor for performance during 2010. Such earned shares generally vest based on four additional years’ continued employment.

•	Stock required to be owned by executives through stock ownership requirements rose in value during 2010 in the same way and with the same impact that share value rose for other shareholders.

•	Clawback provision adopted in 2010 for our Annual Incentive Plan.

•	Insider trading policy revised in 2010 to prohibit transactions in publicly traded options and other hedging transactions with respect to Company common stock.

Compensation Philosophy and Objectives

Our overall goal in compensating executive officers is to attract, retain and motivate key executives of superior ability who are critical to our future success. We believe that short-term and long-term incentive compensation opportunities provided to executive officers should be directly aligned with our performance, and our compensation is structured to ensure that a significant portion of executives’ compensation opportunities is directly related to achievement of financial and operational goals and other factors that impact shareholder value.

Our compensation decisions with respect to executive officer salaries, annual incentives, and long-term incentive compensation opportunities are influenced by (a) the executive’s level of responsibility and function within the Company, (b) the overall performance and profitability of the Company, (c) our assessment of the competitive marketplace, including other peer companies, and (d) the economic environment. Our philosophy is to focus on total direct compensation opportunities through a mix of base salary, annual cash bonus and long-term incentives, including stock-based awards.

We also believe that the best way to directly align the interests of our executives with the interests of our shareholders is to make sure that our executives acquire and retain a significant level of stock ownership throughout their tenure with us. Our compensation program pursues this objective in two ways: through our equity-based long-term incentive awards and our stock ownership guidelines for our senior executives, as described in more detail below.

Overview of Executive Compensation Components

The Company’s executive compensation program consists of several compensation elements, as described in the table below.

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Base Salary	Core competence in the executive role relative to skills, experience and contributions to the Company	Provide fixed compensation based on competitive market practice

Annual Cash Incentive	Contributions toward the Company’s achievement of specified pre-tax profit goals, as well as achievement of revenue and asset management goals for certain NEOs
•   Provides focus on meeting critical annual goals that lead to our long-term success
•   Provides annual performance-based cash incentive compensation
•   Motivates achievement of critical annual performance metrics

Long-Term Incentives
Stock Appreciation Rights (SARs):
•   Sustained stock price appreciation, thereby aligning executives’ interests with those of shareholders

•   Continued employment with the Company during a three-year vesting period

The combination of SARs and PRSUs provides a blended long-term focus on:

•   Sustained stock price performance

•   Achievement of pre-tax profitability targets

•   Executive ownership of our stock

•   Executive retention in a challenging business environment and competitive labor market

Performance Restricted Stock Units (PRSUs):

•   Sustained pre-tax profitability (determines the number of PRSUs that are earned)

•   Focus on our stock price performance

•   Continued employment with the Company during a four-year vesting period (five years including the performance year)

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Retirement Benefits
•   Our executive officers are eligible to participate in employee benefit plans available to our eligible employees, including both tax-qualified and nonqualified retirement plans.

•   The Tax Deferred Savings Plan is a nonqualified voluntary deferral program that allows our executive officers to defer and invest a portion of their annual bonus. Effective January 1, 2011, the Tax Deferred Savings Plan was amended to allow our executive officers to defer and invest a portion of their annual salary.

•   The Supplemental Retirement Plan (SRP) is a nonqualified, noncontributory “restoration” program. The SRP applies only to persons whose annual earnings are expected to be equal to or greater than the IRS Code limitations, and is intended to make those employees “whole” on amounts the executive would have been entitled to receive under the regular pension plan had that plan not been limited by the IRS Code.

•   The Tax Deferred Savings Plan provides a voluntary tax-deferred retirement savings vehicle for our executive officers. The Tax Deferred Savings Plan is described in more detail within the Executive Compensation section of this Proxy Statement.

•   The SRP provides a tax-deferred retirement savings alternative for amounts exceeding IRS limitations on qualified programs, and makes total retirement benefits for our executive officers commensurate with those available to our other employees as a percentage of pay.

• The SRP is described in more detail within the Executive Compensation section of this Proxy Statement.

Welfare Benefits
•   Executives participate in employee benefit plans generally available to our employees, including medical, health, life insurance and disability plans.

•   Continuation of welfare benefits may occur as part of severance upon certain terminations of employment.
These benefits are part of our broad-based total compensation program.

Additional Benefits and Perquisites	• CEO only: Board-mandated requirement that the corporate aircraft be used for personal travel. • CEO only: Selected club memberships
The Board requires that our CEO use the corporate aircraft for personal travel to accommodate security, availability and efficiency concerns.

Club memberships facilitate the CEO’s role as a Company representative in the community.

The Company does not provide tax reimbursements with respect to any perquisites to executive officers.

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Change in Control and Termination Benefits	We have change in control agreements with certain officers, including our named executive officers. The agreements provide severance benefits if an officer’s employment is terminated within two years after a change in control.	Change in control arrangements are designed to retain executives and provide continuity of management in the event of an actual or threatened change in control. See the Change in Control Arrangements as described in more detail within the Executive Compensation section of this Proxy Statement.

The use of these programs enables us to reinforce our pay for performance philosophy, as well as strengthen our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value and encourages executive recruitment and retention.

Determination of Appropriate Pay Levels

Pay Philosophy and Competitive Standing

In general, we seek to provide competitive pay by targeting at or under the size-adjusted 50th percentile of the market data, including salary, target annual bonus, and long-term incentive opportunities. We provide somewhat conservative base salaries, higher-than-average target bonus opportunities (with the result that cash compensation opportunity is targeted at the 50th percentile), and lower-than-50th percentile long-term incentives.

We also design our incentive plans to pay more or less than the target amount when performance is above or below target performance levels. Thus, our plans are designed to result in payouts that are market-appropriate or lower given our performance for that year or period.

For 2010, with the assistance of the Committee’s compensation consultant (at the time, Hewitt Associates), we collected and analyzed competitive market data to be used as background for 2010 pay decisions. This data was referenced when targeting the positioning for compensation discussed above. Data sources included public company proxy statements, published compensation surveys from Mercer and Towers Watson, and a private total compensation database maintained by Hewitt Associates. We compared compensation opportunities for our named executive officers with pay opportunities available to executive officers in comparable positions at similar companies (our “Comparison Group”). During 2010 the Comparison Group included companies from industry segments in which we compete: automotive parts, industrial parts, specialty retail and office products. The Comparison Group companies used in 2010 are shown below. While the companies are either larger or smaller than us, Hewitt Associates used various statistical techniques to size-adjust the data to our revenue size. The list of companies below is reevaluated annually to take into account changes in our own operations, our size and our industry, and is somewhat different from the prior year’s list.

Applied Industrial Technologies Inc.	O’Reilly Automotive
ArvinMeritor Inc.	Office Depot Inc.
Autozone Inc.	OfficeMax Inc.
Avnet Inc.	Staples Inc.
BorgWarner Inc.	Tech Data Corp.
Johnson Controls	TRW Automotive Holdings Corp.
Kaman Corp.	United Stationers Inc.
LKQ Corp.	W. W. Grainger Inc.
MSC Industrial Direct Co., Inc.

2010 Base Salary

Our base salary levels reflect a combination of factors, including the pay posture discussed above, the executive’s experience and tenure, our overall annual budget for both pay increases and pre-tax profit, the executive’s individual performance and changes in responsibility. We review salary levels annually to recognize these factors.

The base pay increases ranged from 2.9% to 3.1% for Messrs. Nix, Susor and Clayton, and these were effective April 1, 2010. This was the first base salary increase for them since January 1, 2008. Mr. Gallagher’s base pay increase was 11.4% and Mr. Donahue’s base pay increase was 5.6%. Both increases were effective April 1, 2010 and result in base salaries that are better aligned with the market data for their positions. Pay increases had not been made for these two since January 1, 2008, with the exception of a promotion recognition for Mr. Donahue in 2009.

2010 Annual Incentive Plan

Our Annual Incentive Plan (the “Annual Incentive Plan”) provides our executive officers with an opportunity to earn annual cash bonuses based on our achievement of certain pre-established performance goals. As in setting base salaries, we consider a combination of factors in establishing the annual target bonus opportunities for our named executive officers. Budgeted pre-tax profit is a primary factor, as target bonus opportunities are adjusted annually when we set our pre-tax profit goals for the year. In addition, achievement of revenue and asset management goals are considered when establishing target bonus opportunities for executives with specific operational responsibilities.

As mentioned above, we set higher than average target bonus opportunities relative to our Comparison Group so that, when combined with conservative salary levels, the targeted annual cash compensation of our executive officers is near the 50th percentile relative to our Comparison Group based on the competitive benchmarking.

We set the profit goals for 2010 bonus opportunities at levels that are intended to be challenging, yet achievable, and reflect better than average growth within our competitive industry. Once performance goals have been set and approved, the Compensation, Nominating and Governance Committee then sets a range of bonus opportunities for each named executive officer based on achievement of such goals. Target bonus opportunities for 2010 were set as a percentage of each named executive officer’s base salary, as follows: Mr. Gallagher, 111%; Mr. Nix, 83%; Mr. Donahue, 83%, Mr. Susor, 51%; and Mr. Clayton 50%. These targets continue to reflect the Company’s philosophy of providing the opportunity to earn an increase over prior year actual total cash compensation if goals are achieved.

The performance goals set for each executive officer, along with any base salary increase that may be granted, allow the calculation of target bonus opportunities to occur. After the Company’s profit goals are determined, total cash compensation targets are set to establish a correlation with the Company’s profit and performance goals. The executive’s base salary is then compared to their target total cash compensation. The difference between base salary and target total cash compensation is typically established as the executive’s target bonus opportunity. This methodology directly reinforces the Company’s pay-for-performance philosophy.

The 2010 bonus opportunity for each executive officer was based on performance goals that were set depending on the individual’s role in the Company. Performance criteria and relative weights for 2010 are shown below for each executive. We believe the combination of goals for each executive has a strong correlation with shareholder value. The Corporate, Automotive Parts Group (“APG”) and sum of Altrom, Rayloc, Balkamp and Grupo Auto Todo (“Automotive”) goals are determined by aggregating goals for the applicable operation, which are each set based upon (i) prior year performance by store, branch, or distribution center; (ii) the overall economic outlook of the region served by a particular store, branch, or distribution center; and (iii) specific market conditions.

	2010 Weight of Goal by Executive
Goal	Gallagher	Nix	Donahue(1)	Susor(2)	Clayton

Corporate pre-tax profit	100%	100%			100%
Automotive or APG pre-tax profit			45%	45%
Automotive or APG sales			25%	25%
Automotive or APG YE inventory growth vs. sales growth			10%	10%
Automotive or APG YE accounts receivable growth vs. sales growth			10%	10%
Automotive or APG expense growth vs. gross profit growth			10%	10%

Total	100%	100%	100%	100%	100%

(1)	For Mr. Donahue, Automotive consists of the sum of U.S. Automotive Parts Group (APG), Altrom, Rayloc, Balkamp and Grupo Auto Todo.

(2)	For Mr. Susor, APG consists of the U.S. Automotive Parts Group (APG).

The ranges of bonus payout possibilities for the various pre-tax profit goals and the Automotive sales goal are shown below. Straight-line interpolation is used between data points. The 2010 Corporate pre-tax profit goal was $653,308,000.

Pre-Tax Profit		Pre-Tax Profit		APG or	% of
(Corporate or		(Automotive)	% of Target	Automotive	Target
APG) as a %	% of Target	as a % of	Bonus	Sales as a %	Bonus
of Quota	Bonus Earned	Quota	Earned	of Quota	Earned

Below 75%	0%	Below 75%	0%	Below 95%	0%
75%	45%	75%	45%	95%	15%
100%	100%	100%	100%	100%	100%
110% or above	175%	110% or above	175%	105% or above	150%

For Messrs. Donahue and Susor, bonus opportunity was provided for attainment of inventory, accounts receivable, and expense control goals, with a goal of 1% improvement versus the prior year. Additional bonus opportunity is earned if the inventory, accounts receivable and expense control goal of 1% improvement is exceeded. Target bonus opportunities at those levels were 50% of target for no improvement, 100% of target for 1% improvement, and 150% of target for 2% improvement.

For 2010, the Company’s pre-tax profit was $761,783,000, representing 117% of the target level set for executive officer incentive bonuses, resulting in bonus payments equal to 175% of the target bonus opportunity for Messrs. Gallagher, Nix and Clayton. Mr. Donahue’s program resulted in a bonus payment equal to 118% of the target opportunity, and Mr. Susor’s program produced a bonus payment equal to 112% of target. In developing the payout figures, the formulas above were applied strictly. The Committee did not exercise discretion to increase or decrease 2010 bonus payments for the named executive officers

For additional information about the Annual Incentive Plan, please refer to the “Grants of Plan-Based Awards” table, which shows the threshold, target and maximum bonus amounts payable under the plan for 2010, and the Summary Compensation Table, which shows the actual amount of bonuses paid under the plan to our named executive officers for 2010.

2010 Long-Term Incentives

During 2010, the Compensation, Nominating and Governance Committee granted long-term equity-based incentive compensation to our executive officers in the form of Stock Appreciation Rights (“SARs”) and Performance Restricted Stock Units (“PRSUs”). These grants align executive performance and achievement with shareholder interests.

•	SARs: Each SAR represents the right to receive upon exercise an amount, payable in shares of common stock, equal to the excess, if any, of the fair market value of our common stock on the date of exercise over the base value of the grant. The SARs were granted with a base value equal to the closing stock price on the date the Committee approved the award. The SARs vest in equal annual installments on the first three anniversaries following the grant date and have a ten-year exercise period.

•	PRSUs: The PRSUs represent the right to earn and receive a number of shares of our common stock in the future, based on the level of the Company’s 2010 pre-tax profit performance. If the Company achieves 100% or greater of the pre-tax profit goal, 100% of the PRSUs will be earned. If the Company achieves at least 95% of the goal, 50% of the PRSUs will be earned. If the Company achieves less than 95% of goal, then no PRSUs will be earned. To the extent the PRSUs are earned, they are subject to a mandatory four-year vesting schedule (e.g., for PRSUs granted in 2010, shares of restricted stock will be earned in 2011 based on 2010 performance and will vest on December 31, 2014). Dividends declared after the restricted shares are earned are accrued and converted into additional shares of stock at the end of the vesting period.

Grants to individual named executive officers were subjectively determined by considering the following factors:

•	Competitive market data, defined by the competitive award levels summarized in the annual executive compensation study;

•	The officer’s responsibility level;

•	The officer’s specific function within the overall organizational structure;

•	The Company’s profitability, including the impact of FAS 123R accounting on the cost of the programs; and

•	The number and amount of awards currently held by the executive officer (we continue to review this as part of our administration of stock ownership guidelines discussed below).

The number of 2010 SARs and PRSUs awarded to our named executive officers as a group was determined by targeting a value of 75% to 80% of the 2008 grant value (no grants were made in 2009). Grants in 2010 were weighted approximately 60% SARs and 40% PRSUs.

Messrs. Gallagher, Nix and Clayton earned 100% of their PRSUs in 2010, based on the Company’s actual 2010 pre-tax profit of $761,783,000, which represented 117% of the Company’s pre-tax profit goal of $653,308,000. Messrs. Donahue and Susor earned 99% of their PRSUs in 2010, based on a corresponding level of achievement of the 2010 pre-tax profit goals for the APG and Automotive divisions.

Please refer to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables and the related footnotes for additional information about long-term stock awards.

Change in Control Arrangements

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, the Company has entered into change in control agreements with each of the named executive officers. Information regarding these agreements and the benefits they provide is included in the Post Termination Payments and Benefits section of this Proxy Statement.

The Compensation, Nominating and Governance Committee evaluates the level of severance benefits to each such officer on a case-by-case basis, and in general, we consider these severance protections an important part of our executives’ compensation and consistent with competitive practices.

We believe that the potential occurrence of a change in control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our senior executive officers to remain employed with the Company during an important time when their prospects for continued employment are often uncertain, we provide our executive officers with severance benefits if the executive’s employment is terminated by the Company without cause or by the executive for “good reason” in connection with a change in control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

The existing change-in-control agreements with our executives provide for a tax gross-up with respect to excise taxes under Internal Revenue Code Section 4999 that are due on such payments. The Company’s intention is not to provide any tax gross-ups in any new change in control agreements entered into after January 1, 2009. In addition, the Company has in the past grossed-up additional SRP amounts for FICA taxes in the event of a change in control. The SRP was amended and restated January 1, 2009 to provide that no employees may commence participation in the plan on or after that date. As such, there are no further gross-ups other than to those individuals participating in the SRP prior to the January 1, 2009 freezing of the plan.

Factors Considered in Decisions to Materially Increase or Decrease Compensation

Market data, individual performance, retention needs and internal pay equity have been the primary factors considered in decisions to adjust compensation materially. We do not target any particular weight for base salary, annual bonus and long-term incentive as a percent of total direct compensation. We tend to follow market practice in allocating between the various forms of compensation, but with greater emphasis on performance-based incentive bonus opportunities because doing so results in pay opportunity that is heavily performance-based, as shown below, and results in compensation that is directly aligned with company performance, market-competitive and allows us to attract and retain competent executives.

2010 PERFORMANCE-BASED VERSUS FIXED COMPENSATION:

The following table shows the allocation of each Executive’s base salary and short-term and long-term incentive compensation opportunities between fixed and performance-based compensation (at the target levels).

	Fixed	Performance-Based
Name	Compensation	Compensation

Gallagher	32%	68%
Nix	37%	63%
Donahue	40%	60%
Susor	48%	52%
Clayton	54%	46%

2010 SHORT-TERM VERSUS LONG-TERM INCENTIVE COMPENSATION:

The following table shows the allocation between each Executive’s target short-term and long-term incentive compensation opportunities (each at the target level) as a percentage of each Executive’s base salary.

	Short-Term	Long-Term
	Incentive	Incentive
Name	Opportunity	Opportunity

Gallagher	111%	105%
Nix	83%	90%
Donahue	83%	67%
Susor	51%	58%
Clayton	50%	34%

Timing of Compensation

Base salary adjustments, annual incentive plan opportunities, and SAR/PRSU grants were made at the March 22, 2010 meeting of the Compensation, Nominating and Governance Committee. These compensation adjustments and awards were all effective April 1, 2010. We do not coordinate the timing of equity award grants with the release of material non-public information. The exercise price for SARs is established at the fair market value of the closing price of our stock on the effective date of the grant (April 1, 2010).

Stock Ownership Guidelines

We have adopted stock ownership guidelines for the named executive officers identified above and for other key executives designated by the Compensation, Nominating and Governance Committee. The ownership guidelines are reviewed at least annually by the Compensation, Nominating and Governance Committee, which also has the authority to evaluate whether exceptions should be made for any executive on whom the guidelines would impose a financial hardship. The current guidelines as determined by the Committee include: (i) CEO — ownership equal to seven times prior year’s salary; and (ii) other covered executives — ownership equal to one to three times prior year’s salary.

The covered executives have a period of five years in which to satisfy the guidelines, either from the date of adoption of the policy in November 2006, or the date of appointment to a qualifying position, whichever is later. Shares counted toward this requirement will be based on shares beneficially owned by such executive (as beneficial ownership is defined by the SEC’s rules and regulations) including PRSUs, but excluding unexercised options and measured against the average year-end stock price for the preceding three fiscal years. The guidelines also call for the covered executive to retain 50% of the net shares obtained through the exercise of options or when a restricted stock award vests for at least six months. The covered executives are encouraged to retain stock ownership per the guidelines for a period of six months following the date of retirement.

Impact of Accounting and Tax Treatments of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive.

With regard to Code Section 162(m), it is the Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. The Annual Incentive Plan has been approved by shareholders and is designed to qualify as “performance-based” to be fully deductible by the Company. The 2006 Long-Term Incentive Plan is approved by shareholders and permits the award of stock options, SARs and other performance-based equity awards that are fully deductible under Code Section 162(m).

Clawback Provision

In 2010, the Company added a clawback provision to our Annual Incentive Plan. If at any time after payment of an executive’s bonus, the Company and its auditors determine that it was calculated on financial results that subsequently were restated or were otherwise based on incorrect data, the executive may be required to repay the unearned portion to the Company upon notice from the Company.

Role of Executive Officers in Determining Compensation

Our Chairman, President and Chief Executive Officer, with input from our Senior Vice President - Human Resources, recommends to the Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior officer group (other than himself). Mr. Gallagher makes these recommendations to the Committee based on data and analysis provided by our independent compensation consultant and qualitative judgments regarding individual performance. Mr. Gallagher is not involved with any aspect of determining his own compensation.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

2010 SUMMARY COMPENSATION TABLE

						Change in
						Pension
						Value and
						Non-
						Qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
			Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	Total ($)

Thomas C. Gallagher	2010	950,000	511,920	487,025	1,849,750	1,625,741	124,302	5,548,738
Chairman, President, and	2009	875,000	—	—	812,597	1,217,925	125,181	3,030,703
Chief Executive Officer	2008	875,000	499,920	563,328	866,716	1,565,241	210,159	4,580,364
Jerry W. Nix	2010	516,250	238,043	224,031	752,500	755,514	2,940	2,489,278
Vice Chairman and Chief	2009	505,000	—	—	330,191	611,510	2,940	1,449,641
Financial Officer	2008	505,000	232,463	259,131	338,889	750,075	2,760	2,088,318
Paul D. Donahue	2010	465,000	202,635	108,228	453,525	249,689	12,250	1,491,327
Executive Vice	2009	435,000	—	—	318,099	99,199	12,250	864,548
President and President — U.S. Automotive Parts Group	2008	420,000	154,975	172,754	136,455	136,261	2,760	1,023,205
Robert J. Susor	2010	434,750	170,640	81,171	250,645	382,783	2,940	1,322,929
Executive Vice President	2009	425,000	—	—	131,179	385,003	2,940	944,122
	2008	425,000	154,975	172,754	150,101	641,254	2,760	1,546,844
R. Bruce Clayton	2010	316,750	63,990	44,915	277,200	350,676	2,940	1,056,471
Senior Vice President — Human Resources	2009	310,000	—	—	131,452	251,916	2,940	696,308

(1)	Represents the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718. Grant date fair value for the PRSUs is based on the grant date fair value of the underlying shares and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures. Grant date fair value for SARs is based on the Black-Scholes option pricing model. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The assumptions used in determining the grant date fair values of the SARs are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

(2)	Reflects the value of cash incentive bonuses earned under our Annual Incentive Plan.

(3)	Reflects the increase during 2010 in actuarial present values of each executive officer’s accumulated benefits under our Pension Plan and our Supplemental Retirement Plan, and with respect to Mr. Gallagher, our Original Deferred Compensation Plan.

(4)	Amounts reflected in this column for 2010 include 401(k) matching contributions in the amount of $2,940 for each named executive officer with the exception of Mr. Donahue who received a matching contribution of $12,250. The amount shown for Mr. Gallagher also includes his personal use of company aircraft ($114,238) and club membership dues ($7,124). The incremental cost to the Company of the personal use of company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel costs, mileage, maintenance, crew travel expenses, catering and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The fixed costs that do not change based on usage, such as pilot salaries, the lease costs of the company aircraft, hangar expense for the home hangar, and general taxes and insurance are excluded from the incremental cost calculation. When Company aircraft is being used for mixed business and personal use, only the incremental cost of the personal use is included, such as on-board catering or other charges attributable to an extra passenger traveling for personal reasons on an aircraft being primarily used for a business trip. The Board of Directors mandates that the Company’s Chief Executive Officer use corporate aircraft for personal travel to accommodate security, availability and efficiency concerns. The Company does not provide tax reimbursements with respect to any perquisites to executive officers.

2010 GRANTS OF PLAN-BASED AWARDS

								All Other
								Option	Exercise	Grant
								Awards:	or	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number of	Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive Plan			Securities	Price of	Stock and
		Plan Awards(1)			Awards(2)			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($/Sh)	($)(4)

Thomas C. Gallagher		475,650	1,057,000	1,849,750
	4/1/2010				6,000	12,000	12,000			511,920
	4/1/2010							90,000	42.66	487,025
Jerry W. Nix		193,500	430,000	752,500
	4/1/2010				2,790	5,580	5,580			238,043
	4/1/2010							41,400	42.66	224,031
Paul D. Donahue		150,150	385,000	620,813
	4/1/2010				2,375	4,750	4,750			202,635
	4/1/2010							20,000	42.66	108,228
Robert J. Susor		87,165	223,500	360,394
	4/1/2010				2,000	4,000	4,000			170,640
	4/1/2010							15,000	42.66	81,171
R. Bruce Clayton		71,280	158,400	277,200
	4/1/2010				750	1,500	1,500			63,990
	4/1/2010							8,300	42.66	44,915

(1)	Represents threshold, target and maximum payout levels under the Annual Incentive Plan for 2010 performance. The actual amount of incentive bonus earned by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the Annual Incentive Plan is included in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)	Represents threshold, target and maximum number of performance-based restricted stock units (“PRSUs”) to be earned on December 31, 2010 based on the Company’s achievement of pre-tax profit goals. If the Company achieves 100% or greater of its 2010 pre-tax profit goal, 100% of the PRSUs will be earned. If the Company achieves at least 95% of its 2010 pre-tax profit goal, 50% of the PRSUs will be earned. If the Company achieves less than 95% of its 2010 pre-tax profit goal, then no PRSUs will be earned. Each PRSU that is earned represents a contingent right to receive one share of Company Common Stock in the future. PRSUs earned for the 2010 fiscal year will vest and be settled in shares of Common Stock on December 31, 2014 (or earlier upon a change in control of the Company) provided the executive is still employed by the Company, subject to earlier vesting in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. Dividends paid on the Company’s Common Stock after the PRSUs are earned will accrue with respect to the PRSUs and will convert into additional shares of stock at the end of the vesting period. Additional information regarding the PRSUs and the Company’s long-term incentive program is included in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)	Each stock appreciation right (“SAR”) represents the right to receive from the Company upon exercise an amount, payable in shares of Common Stock, equal to the excess, if any, of the fair market value of one share of Common Stock on the date of exercise over the base value per share. The SARs were granted with a base value equal to the fair market value of the Company’s Common Stock on the date of grant. The SARs vest in equal annual installments on each of the first three anniversaries of the grant date, subject to accelerated vesting upon a termination of employment due to death, disability or retirement more than one year after the date of grant of the SAR or upon a change in control of the Company. The SARs granted on April 1, 2010 will expire on April 1, 2020 or earlier upon termination of employment. Additional information regarding the SARs and the Company’s long-term incentive program is included in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)	Represents the grant date fair value of the award determined in accordance with FAS 123R. Grant date fair value for the PRSUs is based on the grant date fair value of the underlying shares. Grant date fair value for SARs is based on the Black-Scholes option pricing model for use in valuing executive stock options. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
								Market
								Value of
	Number of	Number of				Number of		Shares or
	Securities	Securities				Shares or		Units of
	Underlying	Underlying				Units of		Stock That
	Unexercised	Unexercised		Option	Option	Stock That		Have Not
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Vested ($)
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		(6)
Thomas C. Gallagher	—	90,000	(1)	42.66	4/1/2020

	60,000	30,000	(2)	41.66	4/1/2018

						12,000	(3)	616,080

	78,000	—		49.16	3/27/2017

						9,224	(5)	473,535

	78,000	—		44.20	3/27/2016

	78,000	—		43.93	3/14/2015

	69,000	—		36.58	4/19/2014

	145,000	—		32.04	8/19/2012

Jerry W. Nix	—	41,400	(1)	42.66	4/1/2020

	27,600	13,800	(2)	41.66	4/1/2018

						5,580	(3)	286,477

	36,000	—		49.16	3/27/2017

						4,289	(5)	220,179

	36,000	—		44.20	3/27/2016

	24,000	—		43.93	3/14/2015

	24,000	—		36.58	4/19/2014

	22,750	—		32.04	8/19/2012

Paul D. Donahue	—	20,000	(1)	42.66	4/1/2020

	18,400	9,200	(2)	41.66	4/1/2018

						4,473	(3)	229,644

	24,000	—		49.16	3/27/2017

						2,852	(5)	146,440

	18,000	—		44.20	3/27/2016

	18,000	—		43.93	3/14/2015

	18,000	—		36.58	4/19/2014

	8,919	—		32.05	10/1/2013

	Option Awards					Stock Awards
								Market
								Value of
	Number of	Number of				Number of		Shares or
	Securities	Securities				Shares or		Units of
	Underlying	Underlying				Units of		Stock That
	Unexercised	Unexercised		Option	Option	Stock That		Have Not
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Vested ($)
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		(6)
Robert J. Susor	—	15,000	(1)	42.66	4/1/2020

						3,620	(3)	185,851

	18,400	9,200	(2)	41.66	4/1/2018

						1,214	(4)	62,310

	24,000	—		49.16	3/27/2017

						2,859	(5)	146,756

	24,000	—		44.20	3/27/2016

	24,000	—		43.93	3/14/2015

	24,000	—		36.58	4/19/2014

R. Bruce Clayton	—	8,300	(1)	42.66	4/1/2020

	6,900	3,450	(2)	41.66	4/1/2018

						1,500	(3)	77,010

	9,000	—		49.16	3/27/2017

						1,291	(5)	66,267

	9,000	—		44.20	3/27/2016

	9,000	—		43.93	3/14/2015

(1)	The SARs were granted on April 1, 2010 and vest in one-third increments on each of the first three anniversaries of the grant date.

(2)	The SARs were granted on April 1, 2008 and vest in one-third increments on each of the first three anniversaries of the grant date.

(3)	The PRSUs were granted on April 1, 2010 and vest on December 31, 2014, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability.

(4)	The PRSUs were granted on April 1, 2008 and vest on December 31, 2012, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. Amounts reflect additional PRSUs received through reinvestment of dividend equivalent rights.

(5)	The PRSUs were granted on March 27, 2007 and vest on December 31, 2011, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. Amounts reflect additional PRSUs received through reinvestment of dividend equivalent rights.

(6)	Reflects the value as calculated based on the closing price of the Company’s Common Stock on December 31, 2010 of $51.34 per share.

2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on
	Exercise	on Exercise ($)	Vesting	Value Realized
Name	(#)	(1)	(#)	on Vesting ($) (2)

Thomas C. Gallagher	22,500	407,663	11,675	599,067
Jerry W. Nix	31,862	577,702	5,410	277,578
Paul D. Donahue	6,081	71,695	2,799	143,596
Robert J. Susor	46,862	916,228	3,619	185,713
R. Bruce Clayton	23,470	299,387	1,635	83,869

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Value realized represents the fair market value of the shares on the vesting date.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information as of December 31, 2010 about the common stock that may be issued under all of the Company’s existing equity compensation plans:

(c)
Number of
Securities
Remaining
	(a)			Available for
	Number of			Future Issuance
	Securities to be		(b)	Under
	Issued upon		Weighted Average	Equity
	Exercise of		Exercise Price of	Compensation
	Outstanding		Outstanding	Plans (Excluding
	Options,		Options,	Securities
	Warrants and		Warrants and	Reflected in
Plan Category	Rights(1)		Rights	Column (a))

Equity Compensation Plans Approved by Shareholders:	2,993,367	(2)	$39.87	-0-
	3,397,249	(3)	$41.64	4,498,872	(5)
Equity Compensation Plans Not Approved by Shareholders:	62,002	(4)	n/a	937,998

Total	6,452,618		—	5,436,870

(1)	Reflects the maximum number of shares issuable pursuant to the exercise or conversion of stock options, stock appreciation rights, restricted stock units and common stock equivalents. The actual number of shares issued upon exercise of stock appreciation rights is calculated based on the excess of fair market value of our common stock on date of exercise and the grant price of the stock appreciation rights.

(2)	Genuine Parts Company 1999 Long-Term Incentive Plan, as amended.

(3)	Genuine Parts Company 2006 Long-Term Incentive Plan.

(4)	Genuine Parts Company Director’s Deferred Compensation Plan, as amended.

(5)	All of these shares are available for issuance pursuant to grants of full-value stock awards.

2010 PENSION BENEFITS

		Number of	Present
		Years	Value of
		Credited	Accumulated	Payments During
Name	Plan Name	Service (#)	Benefit ($)	Last Fiscal Year ($)

Thomas C. Gallagher	Pension Plan	40.50	1,028,057	—
	Supplemental Retirement Plan	40.50	9,486,573	—
	Original Deferred Compensation Plan	32.00	464,091	—
Jerry W. Nix	Pension Plan	32.33	1,048,824	—
	Supplemental Retirement Plan	32.33	3,771,916	—
Paul D. Donahue	Pension Plan	5.83	149,740	—
	Supplemental Retirement Plan	7.83	600,802	—
Robert J. Susor	Pension Plan	42.67	1,160,136	—
	Supplemental Retirement Plan	42.67	2,895,433	—
R. Bruce Clayton	Pension Plan	14.75	769,194	—
	Supplemental Retirement Plan	14.75	987,098	—

The Pension Benefits table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the last fiscal year with respect to The Genuine Parts Company Pension Plan (the “Pension Plan”), the Supplemental Retirement Plan (the “SRP”), and The Genuine Parts Company Original Deferred Compensation Plan (the “ODCP”).

The Pension Plan is a broad-based, tax-qualified defined benefit pension plan, which provides a benefit upon retirement to eligible employees of the Company. It was amended effective March 1, 2008 to provide that employees hired on or after that date are not eligible to participate in the plan, and there are no new entrants to the Pension Plan after December 31, 2009. In general, all employees hired before March 1, 2008 except leased employees, independent contractors and certain collectively-bargained employees are eligible to participate. Benefits are based upon years of credited service and the average of the highest five years of earnings out of the last ten years. Earnings are generally based on total pay, but do not include long-term incentive awards or amounts that have been deferred. The service amounts shown in the table above for the Pension Plan and the SRP represent actual years of service with the Company. No additional years of credited service have been granted to the named executive officers under the Pension Plan or the SRP.

The Pension Plan was amended to freeze credited service as of December 31, 2008, while continuing to reflect future pay increases, for most plan participants (i.e., “a soft plan freeze”). Such participants began participating in a newly established company-sponsored 401(k) savings plan effective January 1, 2009. The soft plan freeze does not apply to service used for vesting purposes or to determine a participant’s eligibility for early retirement under the Pension Plan. Participants who satisfied a Rule of 70 criteria (age plus service equal to 70 or more) were given the option to remain under the old provisions. All named executive officers except Mr. Donahue satisfied the Rule of 70 criteria and elected to remain under the old provisions.

Several forms of benefit payments are available under the Pension Plan. The Pension Plan offers a life annuity option, 50%, 75%, and 100% joint and survivor options, and a 10-year certain and life annuity option. Minimum lump sum distributions of benefits are available if less than or equal to $5,000. The payout option must be elected by the participant before benefit payments begin. All options available under the Pension Plan are actuarially equivalent.

The benefit payable for normal or early retirement under the Pension Plan is the greater of two benefits. The first benefit is a percentage of the participant’s average earnings less 50% of his Social Security benefit. The applicable percentage is based on years of credited service and increases by 0.5% per year of credited service from 40% at 15 years of service to 55% at 45 or more years of service. The second benefit is 30% of the participant’s average earnings. Only the second benefit is available to participants with less than 15 years of credited service. For such individuals, 30% of the participant’s average earnings is multiplied by a fraction with the numerator equal to credited service (not to exceed 180 months) and the denominator equal to 180.

As of December 31, 2010, Messrs. Nix and Susor were eligible for normal retirement benefits, and Mr. Gallagher was eligible for early retirement benefits. Early retirement benefit payments are available under the Pension Plan to participants who retire after attaining age 55 and completing 15 years of service. Early retirement benefits are reduced 0.5% for each month by which benefit commencement precedes age 65.

For Messrs. Clayton and Donahue, termination benefits are calculated in the same manner as normal retirement benefits, except that (a) the benefit is calculated based on projected credited service at normal retirement date and then (b) the benefit is reduced by multiplying it by a service fraction equal to the ratio of credited service at termination to projected credited service at normal retirement date. Projected credited service at normal retirement date is determined as if the participant had continued in employment until his or her normal retirement. Under the terms of the Pension Plan, as of December 31, 2008, Mr. Donahue did not satisfy Rule of 70 criteria and as a result, the numerator of his service fraction is frozen as of December 31, 2008, although projected credited service at normal retirement date continues to be determined as if he had earned credited service through his normal retirement date.

Participants are fully vested in benefits after seven years of service, with partial vesting after three years of service. The Pension Plan was amended effective December 31, 2008 to provide that only participants who satisfy Rule of 70 criteria and elect to remain under the old plan provisions may earn up to two years of additional credited service following termination due to disability and while receiving long term disability benefits from The Genuine Parts Company Long-Term Disability Plan. A 50% survivor annuity is payable to a participant’s spouse upon death prior to retirement. A surviving spouse may waive the 50% survivor benefit and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan.

Effective January 1, 2009, in the event of a change in control a participant’s benefit accrued under the Pension Plan is fully vested and, if the participant terminates employment within five years following the change in control, the participant may elect to receive an immediate lump sum distribution of the accrued benefit.

The SRP is a nonqualified defined benefit pension plan which covers pay and benefits above the qualified limits in the Pension Plan. In addition, pension benefits that would have been earned under the Pension Plan had compensation not been deferred are provided by the SRP. Otherwise, the provisions of the SRP as in effect on December 31, 2008 (i.e., prior to the plan changes described below) are generally the same as those of the Pension Plan as in effect on that date, except benefits are payable only for retirement, disability, death or change in control. A participant who is eligible for early retirement and terminates employment due to a change in control will receive an immediate lump sum payment of any benefits due from the SRP as in effect on December 31, 2008.

The SRP was amended and restated effective January 1, 2009. The amended plan provides full vesting and an immediate lump sum payment of any benefits due under the SRP if a participant dies, and full vesting of benefits accrued under the SRP in the event the plan is terminated, the participant becomes disabled, or there is a change in control. Participants’ credited service in the SRP is not frozen as of December 31, 2008. Also, if a SRP participant’s credited service is frozen in the Pension Plan as amended effective December 31, 2008, an additional offset is applied to the benefits otherwise accrued under the SRP. This offset is determined based on the accumulated sum (with interest at 6.0% per year) of 3.8% of the participant’s Pension Plan earnings during each calendar year after December 31, 2008.

The SRP was amended effective August 16, 2010 to provide that in the event of a participant’s death while in active service, the survivor benefit payable is 100% of the lump sum present value of the participant’s accrued benefit as of the date of death. Prior to the amendment, 50% of the lump sum present value was payable as a survivor benefit.

Benefits earned under the SRP are paid from Company assets, and are grossed-up for any FICA taxes due. However, no future FICA gross-ups are provided since the SRP was amended January 1, 2009 to provide that no employees may commence participation in the plan on or after that date. Executives sign a joinder agreement to become participants in the SRP and select an optional form of benefit payment in the agreement. SRP participants may change their payment form elections at any time prior to benefit commencement.

Amounts reported above as the actuarial present value of accumulated benefits under the Pension Plan and the SRP are computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statement disclosures, and are assumed to be payable immediately for Messrs. Nix and Susor and at age 65 for the other named executive officers. The interest rate assumption at December 31, 2010 is 5.80% for the Pension Plan and 5.60% for the SRP. The mortality assumption for the Pension Plan is based on the RP 2000 Mortality Table, with a blue collar adjustment, and with mortality improvements projected to 2015 using Scale AA. The mortality assumption for the SRP is the same except that a white collar adjustment is applied. SRP benefits have been adjusted by 1.45% to account for estimated FICA tax gross-ups (but not for any income tax adjustment on such gross-ups).

The ODCP is a nonqualified plan that provides an annuity benefit, funded partially by executive salary deferrals. Mr. Gallagher is the only named executive officer in this plan, and his annual salary deferrals total $9,441 for these benefits. The retirement benefit is derived by converting the account balance at the retirement date to an annuity, using insurance company annuity tables applicable to individuals of similar age and risk categories. The annuity is then doubled to arrive at the retirement benefit amount. The retirement benefit is payable as a 10-year certain and life annuity at age 65 for normal retirement, or at age 55 with 15 years of service for early retirement. Mr. Gallagher is currently eligible for early retirement benefits under the ODCP. There is a minimum benefit guarantee of $40,000 per year for normal retirement, and also specified death and disability benefits of $3,333 per month. These benefits are payable from Company assets. The service amount shown in the table represents the period during which Mr. Gallagher has been making salary deferrals for benefits provided by the ODCP. Amounts reported as the actuarial present value of accumulated benefits under the ODCP are computed based on insurance company estimates of benefit amounts payable at age 65 (assuming no future salary deferrals) and the interest and mortality assumptions the Company uses for purposes of financial statement disclosures of the SRP referred to above.

2010 NONQUALIFIED DEFERRED COMPENSATION

				Aggregate
	Executive	Company	Aggregate	Withdrawals/	Aggregate
	Contributions in	Contributions	Earnings in	Distributions	Balance at Last
Name	Last FY ($)	in Last FY ($)	Last FY ($)(1)	($)	FYE ($)(2)

Thomas C. Gallagher	—	—	141,986	—	1,370,528
Jerry W. Nix	—	—	99,411	—	760,125
Paul D. Donahue	—	—	19,475	—	153,889
Robert J. Susor	—	—	82,493	—	721,445
R. Bruce Clayton	—	—	12,652	—	108,675

(1)	Reflects amounts earned in 2010 on account balances under the Company’s Tax Deferred Savings Plan.

(2)	Includes the following amounts of contributions to the Tax Deferred Savings Plan by the named executive officers that were previously reported as compensation to the named executive officers in the Company’s Summary Compensation Table for previous years: Mr. Gallagher, $200,000; Mr. Nix, $513,461; Mr. Donahue, $169,723; Mr. Susor, $180,087; Mr. Clayton, $18,714.

The Genuine Parts Company Tax Deferred Savings Plan is a nonqualified deferred compensation plan pursuant to which the named executive officers may elect to defer up to 100% of their annual incentive bonus. Deferral elections are due by June 30 of each year, and are irrevocable. These deferral elections are for the bonus earned during that year, which would otherwise be payable in February of the following year. Effective January 1, 2011, the Plan was amended to allow executives to defer up to 100% of their annual salary. Deferrals are held for each participant in separate individual accounts in an irrevocable rabbi trust. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. Payment begins on the first day of the seventh month following the executive’s termination of service. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or installments of five (5), ten (10), or fifteen (15) years. Hardship withdrawals are available for unforeseeable emergency financial hardship situations. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). All accounts would be immediately distributed upon a change in control of the Company.

POST TERMINATION PAYMENTS AND BENEFITS

Benefits to Named Executive Officers in the Event of a Change in Control.  The Company does not have employment agreements with any of its executive officers. The Company has entered into change in control agreements with certain executive officers, including the named executive officers. These agreements provide severance payments and benefits to the executive if his employment is terminated within two years after a change in control of the Company, if the change in control occurs during the term of the agreement. The change in control agreements have a three year term with automatic annual extensions unless either party gives notice of non-renewal.

Under each of the change in control agreements, if the executive is terminated by the Company without cause or the executive resigns for good reason (as such terms are defined in the agreement), within two years after a change in control, he will receive a pro rata bonus for the year of termination, plus a lump sum severance payment equal to a multiple (three in the case of Messrs. Gallagher, Nix and Susor, and two in the case of Messrs. Donahue and Clayton) of the executive’s then-current annual salary and the average of the annual bonuses he received in the three years prior to the year of termination. In addition, the Company will continue to provide the executive with group health coverage for a period of 24 months.

If the executive’s employment is terminated by the Company for cause or he resigns without good reason, the agreement will terminate without further obligation of the Company other than the payment of any accrued but unpaid salary or benefits. In the case of death, disability or retirement, the executive, or his estate, would be entitled to payment of any accrued but unpaid salary or benefits, plus a pro rata bonus for the year in which the termination occurred.

The change in control agreements provide for a gross-up of applicable excise tax imposed under Section 4999 of the Internal Revenue Code, provided that amounts determined to be parachute payments exceed 110% of the amount that could be paid without triggering the excise tax. If the parachute payments are less than that threshold amount, the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Summary of Termination Payments and Benefits.  The following tables summarize the value of the termination payments and benefits that our named executive officers would receive if they had terminated employment on December 31, 2010 under the circumstances shown. The tables exclude (i) amounts accrued through December 31, 2010 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2010 and (ii) vested account balances under our Partnership Plan, which is a 401(k) plan that is generally available to all of our salaried employees.

Thomas C. Gallagher

				Termination
				by Company
				or Executive	Involuntary
				Other Than	Termination
				Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	—	5,861,653	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	1,071,600	1,071,600	—	1,071,600
Restricted Stock and PRSUs(3)	—	1,089,615	1,089,615	—	1,089,615
Retirement Benefits
Pension Plan(4)	87,390	43,695	99,724	87,390	87,390	(5)
Supplemental Retirement Plan(6)	682,373	10,580,510	682,373	682,373	12,968,217	(7)
Original Def Comp Plan(8)	39,435	40,000	40,000	39,435	621,233	(9)
Tax-Deferred Savings Plan(10)	1,370,528	1,370,528	1,370,528	1,370,528	1,370,528
Other Benefits
Health & Welfare Coverage	—	—	—	—	17,291	(11)
Total	2,179,726	14,195,948	4,353,840	2,179,726	23,087,527

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2010 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2010 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and, except for disability benefits, are assumed to be payable on January 1, 2011. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. The disability benefits under the Pension Plan assume two extra years of credited service are earned while on disability, but not past age 65, and that the benefits are payable at age 65.

(5)	Mr. Gallagher may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Gallagher if he terminated December 31, 2010 following a change in control is $1,504,469.

(6)	Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the 100% joint and survivor annuity option elected by Mr. Gallagher. The death benefit shown is payable as a lump sum to Mr. Gallagher’s surviving spouse in the event of his death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable on January 1, 2011. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable on January 1, 2011. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 1.45% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $136,340.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $185,352.

(8)	Original Deferred Compensation Plan benefits are payable as a 10-year certain and life annuity.

(9)	Amount reflects a lump sum distribution of benefits as required under the plan in the event of termination following a change in control.

(10)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(11)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

Jerry W. Nix

				Termination
				by Company
				or Executive	Involuntary
				Other Than	Termination
				Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	—	2,734,885	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	492,936	492,936	492,936	—	492,936
Restricted Stock and PRSUs(3)	506,656	506,656	506,656	—	506,656
Retirement Benefits
Pension Plan(4)	89,389	44,694	89,389	89,389	89,389	(5)
Supplemental Retirement Plan(6)	296,186	4,095,749	296,186	296,186	4,947,433	(7)
Tax-Deferred Savings Plan(8)	760,125	760,125	760,125	760,125	760,125
Other Benefits
Health & Welfare	—	—	—	—	15,576	(9)
Estimated 280G Tax Gross-Ups	—	—	—	—	1,552,179	(10)
Total	2,145,292	5,900,160	2,145,292	1,145,700	11,099,179

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2010 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2010 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and, except for disability benefits, are assumed to be payable on January 1, 2011. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. The disability benefits under the Pension Plan assume two extra years of credited service are earned while on disability, but not past age 65, and that the benefits are payable at age 65.

(5)	Mr. Nix may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Nix if he terminated December 31, 2010 following a change in control is $1,471,793.

(6)	Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the 50% joint and survivor annuity option elected by Mr. Nix. The death benefit shown is payable as a lump sum to Mr. Nix’s surviving spouse in the event of his death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable on January 1, 2011. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable on January 1, 2011. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 1.45% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $53,161.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $70,712.

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(9)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(10)	The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

Paul D. Donahue

				Termination
				by Company
				or Executive	Involuntary
				Other Than	Termination
				Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	—	1,516,369	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	262,656	262,656	—	262,656
Restricted Stock and PRSUs(3)	—	376,084	376,084	—	376,084
Retirement Benefits
Pension Plan(4)	22,942	11,471	22,942	22,942	22,942	(5)
Supplemental Retirement Plan(6)	—	628,451	93,252	—	1,009,425	(7)
Tax-Deferred Savings Plan(8)	153,889	153,889	153,889	153,889	153,889
Other Benefits
Health & Welfare	—	—	—	—	23,848	(9)
Estimated 280G Tax Gross-Ups	—	—	—	—	1,180,179	(10)
Total	176,831	1,432,551	908,823	176,831	4,545,392

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2010 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2010 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable at age 65. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. All benefits except the change in control benefits reflect the application of Mr. Donahue’s partially vested percentage.

(5)	Mr. Donahue may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The Pension Plan also provides for 100% vesting upon a change in control. The lump sum payable to Mr. Donahue if he terminated December 31, 2010 following a change in control is $274,646.

(6)	The Supplemental Retirement Plan provides for 100% vesting upon death, disability or the occurrence of a change in control. No benefits are payable if termination occurs for other reasons prior to eligibility for early retirement (at least age 55 with at least 15 years of service). The death benefit shown is payable as a lump sum to Mr. Donahue’s surviving spouse in the event of his death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable to Mr. Donahue at age 65. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to the benefit accrued under the plan as of December 31, 2010 and payable at age 65 under the elected single life annuity option.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $14,427.

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(9)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(10)	The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

Robert J. Susor

				Termination
				by Company
				or Executive	Involuntary
				Other Than	Termination
				Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	—	1,964,088	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	219,256	219,256	219,256	—	219,256
Restricted Stock and PRSUs(3)	394,917	394,917	394,917	—	394,917
Retirement Benefits
Pension Plan(4)	98,944	49,472	98,944	98,944	98,944	(5)
Supplemental Retirement Plan(6)	216,190	3,145,381	216,190	216,190	3,787,502	(7)
Tax-Deferred Savings Plan(8)	721,445	721,445	721,445	721,445	721,445
Other Benefits
Health & Welfare	—	—	—	—	17,291	(9)
Estimated 280G Tax Gross-Ups	—	—	—	—	917,461	(10)
Total	1,650,752	4,530,471	1,650,752	1,036,579	8,120,904

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2010 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2010 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and, except for disability benefits, are assumed to be payable on January 1, 2011. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. The disability benefits under the Pension Plan assume two extra years of credited service are earned while on disability, but not past age 65, and that the benefits are payable at age 65.

(5)	Mr. Susor may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Susor if he terminated December 31, 2010 following a change in control is $1,624,009.

(6)	Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the 75% joint and survivor annuity option elected by Mr. Susor. The death benefit shown is payable as a lump sum to Mr. Susor’s surviving spouse in the event of his death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable on January 1, 2011. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable on January 1, 2011. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax grossups paid by the Company. The estimated FICA tax gross-up, based on 1.45% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $40,795.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $54,134.

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(9)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(10)	The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

R. Bruce Clayton

				Termination
				by Company
				or Executive	Involuntary
				Other Than	Termination
				Retirement,	Following a
				Death or	Change in
Benefit	Retirement ($)	Death ($)	Disability ($)	Disability ($)	Control ($)

Cash Severance	—	—	—	—	934,802 (1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	105,440	105,440	—	105,440
Restricted Stock and PRSUs(3)	—	143,277	143,277	—	143,277
Retirement Benefits
Pension Plan(4)	67,396	33,698	70,449	67,396	67,396 (5)
Supplemental Retirement Plan(6)	—	1,070,567	75,642	—	1,311,549 (7)
Tax-Deferred Savings Plan(8)	108,675	108,675	108,675	108,675	108,675
Other Benefits
Health & Welfare	—	—	—	—	15,576 (9)
Total	176,071	1,461,657	503,483	176,071	2,686,715

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2010 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2010 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable at age 65. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. The disability benefits under the Pension Plan assume two extra years of credited service are earned while on disability, but not past age 65, and that the benefits are payable at age 65.

(5)	Mr. Clayton may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Clayton if he terminated December 31, 2010 following a change in control is $1,094,797.

(6)	The Supplemental Retirement Plan provides for 100% vesting upon death, disability or the occurrence of a change in control. No benefits are payable if termination occurs for other reasons prior to eligibility for early retirement (at least age 55 with at least 15 years of service). The death benefit shown is payable as a lump sum to Mr. Clayton’s surviving spouse in the event of his death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable to Mr. Clayton at age 65. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to the benefit accrued under the plan as of December 31, 2010 and payable at age 65 under the elected 75% joint and survivor annuity option.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $18,746.

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(9)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE REPORT

The Compensation, Nominating and Governance Committee of the Board of Directors of Genuine Parts Company oversees the compensation programs of Genuine Parts Company on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and in this proxy statement, each of which has been filed with the SEC.

Members of the Compensation, Nominating and
Governance Committee:

J. Hicks Lanier (Chair)
John D. Johns
Michael M.E. Johns, M.D.
Gary W. Rollins

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation, Nominating and Governance Committee during all or a portion of 2010: J. Hicks Lanier, John D. Johns, Michael M.E. Johns, M.D. and Gary W. Rollins. None of such persons was an officer or employee of the Company during 2010 or at any time in the past. During 2010, none of the members of the Compensation, Nominating and Governance Committee had any relationship with the Company requiring disclosure under applicable rules of the SEC. None of our executive officers served as a member of the Board of Directors or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation, Nominating and Governance Committee.

COMPENSATION OF DIRECTORS

2010 Director Compensation

		Fees
		Earned or	Stock	All Other
		Paid in	Awards	Compensation
NAME	Year	Cash ($)	($)(1)	($)	Total ($)

Mary B. Bullock	2010	46,250	76,788		123,038
Jean Douville	2010	—	—	136,571 (2)	136,571
George C. Guynn	2010	46,250	76,788		123,038
John R. Holder(3)	2010	—	—		—
John D. Johns	2010	45,000	76,788		121,788
Michael M. E. Johns, M.D.	2010	51,250	76,788		128,038
J. Hicks Lanier	2010	55,000	76,788		131,788
Robert C. Loudermilk, Jr.(4)	2010	10,000	—		10,000
Wendy B. Needham	2010	51,250	76,788		128,038
Larry L. Prince	2010	42,500	76,788	41,912 (5)	161,200
Gary W. Rollins	2010	50,000	76,788		126,788

The aggregate number of RSUs and stock options held by each director as of December 31, 2010 was as follows:

Director	Number of RSUs	Number of Options

Mary B. Bullock	7,385	—
Jean Douville	—	—
George C. Guynn	5,598	—
John R. Holder	—	—
John D. Johns	7,385	—
Michael M. E. Johns, M.D.	7,385	3,000
J. Hicks Lanier	7,385	3,000
Robert C. Loudermilk, Jr.	—	—
Wendy B. Needham	7,385	—
Larry L. Prince	7,385	—
Gary W. Rollins	7,385	—

(1)	Represents the aggregate grant date total fair value of stock awards determined in accordance with FASB ASC Topic 718. The awards reflected in this table include 1,800 RSUs granted to each non-employee director on April 1, 2010, the grant date fair value of which was $76,788 (based on the closing price of the Company’s common stock on the grant date).

(2)	Mr. Douville is an employee of our wholly-owned subsidiary, UAP Inc., a distributor of automotive replacement parts headquartered in Montreal, Quebec, Canada. For 2010, Mr. Douville received a base salary equal to $72,803, plus $63,768 in other benefits, including a car allowance, flexible spending account and other miscellaneous perquisites.

(3)	Mr. Holder joined the Board effective February 21, 2011.

(4)	Mr. Loudermilk joined the Board effective August 16, 2010.

(5)	Represents the incremental cost to the Company of the following benefits and perquisites that were approved as post-retirement benefits for Mr. Prince in connection with his retirement as an executive officer of the Company on March 31, 2005: use of office space and executive assistant for non company business $32,242 medical and dental insurance coverage $9,190, club membership dues $480.

Compensation payable to the Company’s non-employee directors is evaluated and determined by the Company’s full Board of Directors. Non-employee directors of the Company are paid $8,750 per quarter in compensation for service as director, plus $1,250 per board and committee meeting attended, except that the Chair of the Audit Committee and the Compensation, Nominating and Governance Committee are paid $10,000 per quarter and $1,250 per board and committee meeting attended. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Directors’ Deferred Compensation Plan. In addition, non-employee directors may from time to time be granted restricted stock units pursuant to the provisions of the Genuine Parts Company 2006 Long Term Incentive Plan. On April 1, 2010 each non-employee director serving on such date was granted 1,800 RSUs. Each RSU represents a fully vested right to receive one share of our common stock on April 1, 2015, or earlier upon a termination of service as a director by reason of death, disability or retirement, or upon a change in control of the Company.

Each non-employee director is required to own shares of Company common stock valued at three times his or her annual cash retainer for the prior fiscal year measured against the average stock price for the preceding three fiscal years. Existing directors who have held that position on or before November 20, 2006, the date of adoption of the stock ownership guidelines, will have five years from that date to attain such a level of ownership. Directors elected after November 20, 2006 will have five years from the date of election to the Board to attain such a level of ownership. Shares counted toward this requirement will be based on shares beneficially owned by such Director (as defined by the SEC’s rules and regulations) including restricted stock units and director deferred compensation shares, but excluding unexercised options.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter and in accordance with the (1) the Code of Conduct and Ethics for Employees, Officers, Contract and/or Temporary Workers and Directors of Genuine Parts Company and (2) the Genuine Parts Company Code of Conduct and Ethics for Senior Financial Officers, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal policy which requires the Company’s Compensation, Nominating and Governance Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors or executives had, has or will have a direct or indirect material interest. After its review the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Committee determines in good faith. The policy is attached as Appendix A to the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.genpt.com.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. The Company seeks your advisory vote and asks that you support the compensation of our named executive officers as disclosed in this proxy statement.

As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to attract, retain and motivate the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. Highlights of our executive compensation program, as described above in the Compensation Discussion and Analysis, are:

•	Competitive pay targeted at or under the size-adjusted 50th percentile of the market data;

•	A pay program that is heavily performance-based, using multiple performance measures;

•	A long-term incentives program that is entirely performance-based and aligned with shareholder interests through a link to stock price;

•	Stock ownership requirements for executives, which align the interests of the executives and shareholders;

•	Few perquisites;

•	No employment contracts or guaranteed severance except in the case of change in control;

•	Market-level change in control severance and no excise tax gross-ups for new change of control plan participants;

•	Clawback provision adopted in 2010 for our Annual Incentive Plan.

In sum, our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong or when our stock price decreases. We believe the 2010 compensation of our named executive officers is reflective of and consistent with that intent.

This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under “Executive Compensation” and cast a vote to approve the Company’s executive compensation programs through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative compensation disclosure contained in this Proxy Statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation, Nominating and Governance Committee or the Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or the Committee or create or imply any additional fiduciary duty by our directors. Our Board and Compensation, Nominating and Governance Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation, Nominating and Governance Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTES
ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory say-on-pay vote on the compensation of our named executive officers. By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory say-on-pay vote on named executive officer compensation once every one, two, or three years.

After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our Company, and therefore the Board recommends that you vote for an annual interval for the advisory say-on-pay vote on executive compensation.

Please mark on the Proxy Card your preference as to the frequency of holding shareholder advisory votes on executive compensation, as every year, every two years, or every three years, or you may abstain from voting.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. The Board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. However, because this vote is advisory and not binding on the Board of Directors in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company’s shareholders.

A scheduling vote similar to this will occur at least once every six years.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR EVERY YEAR” ON PROPOSAL 3.

PROPOSAL 4
RE-APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS
FOR QUALIFIED PERFORMANCE-BASED AWARDS UNDER THE
GENUINE PARTS COMPANY 2006 LONG-TERM INCENTIVE PLAN

In order to preserve the Company’s ability to continue to grant fully tax-deductible performance-based awards under the Genuine Parts Company 2006 Long Term Incentive Plan, (the “Plan”), the material terms of the performance goals, including the list of permissible business criteria for performance objectives, under the Plan must be approved by the shareholders no less often than every five years. We are asking for your re-approval of the material terms of the performance goals for qualified performance-based awards under the Plan. Shareholders are not being asked to approve any amendment to the Plan or to otherwise re-approve the Plan itself.

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), prevents a publicly-held corporation from claiming income tax deductions for compensation in excess of $1 million paid to certain senior executives. Compensation is exempt from this limitation if it is “qualified-performance based compensation.” Market-priced stock options and stock appreciation rights are two examples of performance-based compensation. Other types of awards, such as restricted stock, restricted stock units, performance shares, performance units and cash-based awards that are granted pursuant to pre-established objective performance formulas, may also qualify as fully-deductible performance-based compensation, so long as certain requirements, such as shareholder approval of the material terms of the performance goals, are met. While the Company’s shareholders previously approved the Plan and its material terms at the Company’s 2006 Annual Meeting, that approval satisfies the Section 162(m) requirements only through the Company’s 2011 Annual Meeting. Therefore, we are asking for your re-approval of the material terms of the performance goals under the Plan to enable qualified performance-based awards to be made after the 2011 Annual Meeting.

For purposes of Section 162(m), the material terms of the performance goals include (i) the employees eligible to receive compensation under the Plan, (ii) a description of the business criteria on which the performance goals may be based, and (iii) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the Plan is discussed below. The full text of the Plan is filed as Appendix A to the Company’s proxy statement for the 2006 Annual Meeting of Shareholders.

Eligibility and Participation

Awards may be granted under the Plan to any employees, non-employee directors and other individuals providing services to the Company and its affiliates. Currently, the company has approximately 29,500 employees and non-employee directors that are eligible to participate in the Plan.

Performance Objectives

The provisions of the Plan are intended to ensure that all stock options and stock appreciation rights granted thereunder will qualify for the Section 162(m) performance-based exemption from Section 162(m). When granting any other award, the Compensation, Nominating, and Governance Committee may designate such award as a “qualified performance-based award” intended to qualify for the Section 162(m) exemption. If an award is so designated, the Compensation, Nominating, and Governance Committee must establish objectively determinable performance goals for such award within the time period prescribed by Section 162(m) based on one or more of the following business criteria, which may be expressed in terms of company-wide performance objectives or in terms of objectives that relate to the performance of a division, business unit, affiliate, department, or function within the Company or an affiliate:

•	Revenue

•	Sales

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)

•	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)

•	Net income (before or after taxes, operating income, or other income measures)

•	Cash (cash flow, cash generation or other cash measures)

•	Stock price or performance

•	Total shareholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

•	Return measures (including, but not limited to, return on assets, capital, equity, or sales, and cash flow return on assets, capital, equity, or sales)

•	Market share

•	Improvements in capital structure

•	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

•	Business expansion or consolidation (acquisitions and divestitures)

•	Internal rate of return or increase in net present value

•	Working capital targets relating to inventory and/or accounts receivable

•	Service or product delivery

•	Service or product quality

•	Inventory management

•	Customer satisfaction

•	Meeting budgets

•	Employee retention

Each qualified performance-based award (other than a market-priced stock option or stock appreciation right) will be earned, vested and payable, as applicable, only upon the achievement of performance goals established by the Compensation, Nominating, and Governance Committee based upon one or more of the above-listed qualified business criteria, together with the satisfaction of any other conditions, such as continued employment, as the Compensation, Nominating, and Governance Committee may determine to be appropriate. However, the Compensation, Nominating, and Governance Committee may provide, either in connection with the grant of an award or by amendment, that achievement of such performance goals will be waived upon the death or disability of the grantee, or the occurrence of a change in control of the Company. Performance periods established by the Compensation, Nominating, and Governance Committee for any qualified performance-based award may be as short as three months and may be any longer period.

The Compensation, Nominating, and Governance Committee may provide in any qualified performance-based award that the evaluation of performance goals may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs or impairment charges; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards to covered employees, they will be prescribed in a form that meets the requirements of Section 162(m) for deductibility.

Qualified performance-based awards may not be adjusted upward. The Compensation, Nominating, and Governance Committee has discretion to adjust such awards downward, either on a formula or discretionary basis or any combination. Any payment of a qualified performance-based award will be conditioned on the written certification of the Compensation, Nominating, and Governance Committee that the performance goals and any other material conditions were satisfied.

Limitations and Maximum Grants Under the Plan

Subject to certain anti-dilution adjustments, a total of 8,000,000 shares of the Company’s common stock were originally reserved for issuance as awards under the Plan. To the extent that an award is cancelled, expires, is forfeited or lapses for any reason, any unissued shares subject to the award will again be available for issuance pursuant to awards granted under the Plan. Shares subject to awards settled in cash will again be available for issuance pursuant to awards granted under the Plan.

The following grant limits apply to qualified performance-based awards granted under the Plan:

•	the maximum number of shares with respect to one or more stock options or stock appreciation rights that may be granted to any participant during any one calendar year is 500,000;

•	the maximum number of shares with respect to which restricted stock or restricted stock units, deferred stock units, performance shares, or other stock-based awards (other than stock options or stock appreciation rights) that may be granted or measured to any participant during any one calendar year is 500,000;

•	the aggregate dollar value of any performance-based cash award or other cash-based award that may be paid to any one participant during any one calendar year is $7,500,000

These limits are subject to anti-dilution adjustments in the event of stock splits, mergers, consolidations, stock dividends, recapitalizations and similar transactions, but may not otherwise be amended without shareholder approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RE-APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS FOR QUALIFIED PERFORMANCE-BASED AWARDS UNDER THE PLAN.

PROPOSAL 5
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the current fiscal year ending December 31, 2011. Our Board of Directors has unanimously endorsed this selection. The Audit Committee has also pre-approved the engagement of Ernst & Young LLP to provide federal, state and international tax return preparation, advisory and related services to the Company during 2011.

Although ratification by the shareholders of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by law or by the Bylaws of the Company, the Audit Committee believes it is appropriate to seek shareholder ratification of this selection in light of the critical role played by the independent auditors in auditing the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. If this selection is not ratified at the Annual Meeting, the Audit Committee may investigate the reasons for the shareholders’ rejection and would reconsider its selection of independent auditors for the fiscal year ending December 31, 2011.

Ernst & Young LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2010. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

Audit Fees.  The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s consolidated financial statements for 2009 and 2010, the auditor’s report on the effectiveness of internal control over financial reporting as of December 31, 2009 and 2010 and for the reviews of the Company’s consolidated financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC during 2009 and 2010 were approximately $3.6 million and $3.8 million, respectively.

Audit Related Fees.  The aggregate fees billed by Ernst & Young LLP for 2009 and 2010 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees” were approximately $35,000 and $65,000, respectively. These services primarily related to the Company’s benefit plans and accounting consultations.

Tax Fees.  The aggregate fees billed by Ernst & Young LLP for 2009 and 2010 for professional services rendered for tax compliance and tax advice for the Company were $2.7 million and $2.4 million, respectively.

All Other Fees.  No fees were billed by Ernst & Young LLP for professional services rendered during 2009 and 2010 other than as stated above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

Audit Committee Pre-Approval Policy

Under the Audit Committee’s Charter and its Pre-Approval Policy, the Audit Committee is required to approve in advance the terms of all audit services as well as all permissible audit related and non-audit services to be provided by the independent auditors. Unless a service to be provided by the independent auditors has received approval under the Pre-Approval Policy, it will require specific pre-approval by the Audit Committee. The Pre-Approval Policy is detailed as to the particular services to be provided, and the Audit Committee is to be informed about each service provided. Non-audit services may be approved by the Chair of the Committee and reported to the full Audit Committee at its next meeting but may not be approved by the Company’s management. The term of any pre-approval is twelve months unless the Audit Committee specifically provides for a different period.

The Audit Committee must approve the annual audit engagement terms and fees prior to the commencement of any audit work other than that necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates. The Audit Committee also must approve changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items, if any. In the event audit related or non-audit services that are pre-approved under the Pre-Approval Policy have an estimated cost in excess of certain dollar thresholds, these services require specific pre-approval by the Audit Committee or by the Chair of the Audit Committee.

In determining the approval of services by the independent auditors, the Audit Committee or its Chair evaluates each service to determine whether the performance of such service would (a) impair the auditor’s independence; (b) create a mutual or conflicting interest between the auditor and the Company; (c) place the auditor in the position of auditing its own work; (d) result in the auditor acting as management or an employee of the Company; or (e) place the auditor in a position of being an advocate for the Company.

All of the services described above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Audit Committee pursuant to legal requirements and the Audit Committee Charter and the Pre-Approval Policy.

Audit Committee Review

The Audit Committee has reviewed the services rendered by Ernst & Young LLP during 2010 and has determined that the services rendered are compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of five directors who are independent directors as defined under the NYSE corporate governance listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the year ended December 31, 2010 and reports of management and of the independent auditors on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and the independent auditors the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s 2010 Annual Report to Shareholders and its Annual Report on Form 10-K for the year ended December 31, 2010.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Interim Auditing Standards AU Section 380, Communication With Audit Committees. In addition, the Audit Committee has discussed with the independent auditors the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter provided by the independent auditors to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with the auditor’s independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their integrated audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. The Audit Committee and the Board of Directors have also approved the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011.

Members of the Audit Committee

Wendy B. Needham (Chair)
Mary B. Bullock
George C. Guynn
Michael M.E. Johns, M.D.
Robert C. Loudermilk, Jr.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 2010, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of approximately $9,000 and reimbursement of certain expenses. Officers and regular employees of the Company, at no additional compensation, may also assist in the solicitation. Solicitation may be by mail, telephone, Internet or personal contact.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC’s rules permit us, with your permission, to send a single set of proxy statements and annual reports to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the affected shareholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, or if you are currently receiving multiple copies and prefer to receive only a single copy in the future you can so request by calling us at (770) 953-1700 or by writing to us at any time at the following address: Investor Relations, Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in the Company, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and wish to receive only a single copy or if you wish to revoke your decision to household and thereby receive multiple statements and reports. These options are available to you at any time.

OTHER MATTERS

Management does not know of any matters to be brought before the Annual Meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the Annual Meeting, the persons designated as proxies will vote thereon as recommended by the Board of Directors or, if the Board of Directors makes no recommendation, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

A shareholder proposal for business to be brought before the 2012 Annual Meeting of Shareholders (other than nominations of persons to serve as directors) will be acted upon only in the following circumstances:

•	Shareholder Proposals for Inclusion in Next Year’s Proxy Statement — To be considered for inclusion in next year’s proxy statement, shareholder proposals, submitted in accordance with the SEC’s Rule 14a-8, must be received at our principal executive officers no later than the close of business on October 28, 2011 and comply with all applicable SEC rules.

•	Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting of Shareholders — Any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8 but is instead sought to be presented directly at the 2012 Annual Meeting of Shareholders should be received at our principal executive offices no later than the close of business on January 11, 2012. Proposals should contain detailed information about the proposal and the shareholder proponent. SEC rules permit management to vote proxies in its discretion on such proposals in certain cases if the shareholder does not comply with this deadline, and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

All recommendations of persons for nomination to the Board of Directors of the Company must be received at our principal executive offices no later that the close of business on October 28, 2011 and must contain the information specified in and otherwise comply with our Corporate Governance Guidelines. See “Corporate Governance — Director Nominating Process.”

All shareholder proposals and recommendations of persons for nomination to the Board should be sent to Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339, Attention: Corporate Secretary.

IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 18, 2011. Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR the twelve listed nominees and FOR Proposals 2, 4 and 5, and 1 Year for Proposal 3. + 1. Election of Directors: For Withhold For Withhold For Withhold 01 — Dr. Mary B. Bullock 02 — Jean Douville 03 — Thomas C. Gallagher 04 — George C. “Jack” Guynn 05 — John R. Holder 08 — J. Hicks Lanier 07 — Michael M. E. Johns, MD 11 — Jerry W. Nix 10 — Wendy B. Needham For Against Abstain 2. Advisory vote on executive compensation. 4. Re-approval of the material terms of performance goals for For Against Abstain qualified performance-based awards under the Genuine Parts Company 2006 Long-Term Incentive Plan. 06 — John D. Johns 09 — Robert C. Loudermilk Jr. 12 — Gary W. Rollins 1 Yr 2 Yrs 3 Yrs Abstain 3. Advisory vote on frequency of shareholder vote on executive compensation. For Against Abstain 5. Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. (Continued, and to be signed, on the reverse side) IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND 1 U P X 1 0 7 7 7 8 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 019OGD

. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Genuine Parts Company + Proxy Solicited by Board of Directors of Genuine Parts Company for the Annual Meeting of Shareholders to be held April 18, 2011 The undersigned hereby appoints THOMAS C. GALLAGHER and JERRY W. NIX, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 18, 2011 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting. Your shares will be voted in accordance with your instructions. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSALS 1, 2, 4 AND 5 AND 1 YR FOR PROPOSAL 3. YOUR VOTE IS IMPORTANT Please vote, sign, date and return the proxy card promptly using the enclosed envelope. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — C ON BOTH SIDES OF THIS CARD. +

IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR the twelve listed nominees and FOR Proposals 2, 4 and 5, and 1 Year for Proposal 3. + 1. Election of Directors: For Withhold For Withhold For Withhold 01 — Dr. Mary B. Bullock 02 — Jean Douville 03 — Thomas C. Gallagher 04 — George C. “Jack” Guynn 05 — John R. Holder 08 — J. Hicks Lanier 07 — Michael M. E. Johns, MD 11 — Jerry W. Nix 10 — Wendy B. Needham For Against Abstain 2. Advisory vote on executive compensation. 4. Re-approval of the material terms of performance goals for For Against Abstain qualified performance-based awards under the Genuine Parts Company 2006 Long-Term Incentive Plan. 06 — John D. Johns 09 — Robert C. Loudermilk Jr. 12 — Gary W. Rollins 1 Yr 2 Yrs 3 Yrs Abstain 3. Advisory vote on frequency of shareholder vote on executive compensation. For Against Abstain 5. Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011. (Continued, and to be signed, on the reverse side) IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD. 1 U P X 1 0 7 7 7 8 2 + 019OHD

. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Genuine Parts Company + Proxy Solicited by Board of Directors of Genuine Parts Company for the Annual Meeting of Shareholders to be held April 18, 2011 The undersigned hereby appoints THOMAS C. GALLAGHER and JERRY W. NIX, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 18, 2011 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting. Your shares will be voted in accordance with your instructions. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSALS 1, 2, 4 AND 5 AND 1 YR FOR PROPOSAL 3. YOUR VOTE IS IMPORTANT Please vote, sign, date and return the proxy card promptly using the enclosed envelope. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD. +